Exhibit 99.8

Public

Accounts

Ministry of Finance

Office of the

Comptroller General

For the Fiscal Year Ended

March 31, 2018

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended… – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and

expenditures–Periodicals. 2. Revenue–British

Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74          352.4’09711’05         C2001–960204–9

August 28, 2018

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2018.

CAROLE JAMES
Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Carole James

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2018.

Respectfully submitted,

CARL FISCHER
Comptroller General

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year ending March 31, 2018.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based on Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

In September 1999 the final report of the Budget Process Review Panel established clear principles for financial reporting based on user needs and led to the introduction of the Budget Transparency and Accountability Act which forms the basis of British Columbia’s legislated reporting framework. British Columbia is at the forefront of financial accountability by providing all financial reporting on a full accrual basis with direct comparability between budget and actual results. Conflicts can arise between the legislated requirement for comparable and consistent financial reporting and the national and international standards that guide accounting or the interpretation of those standards. Our obligation is to ensure financial reporting meets the accountability requirements of the public and stakeholders, within the framework established in legislation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Throughout the year, we work with the Office of the Auditor General to implement changes in accounting standards, address audit findings and recommendations, and improve the transparency of financial reporting. In doing so, we are mindful of the need to maintain consistency in the fundamental principles of accounting, and the comparability of financial information over a long period of time. This continuity allows the users of financial information to compare government’s financial performance against their fiscal plan, and to understand the province’s financial performance over longer periods of time. These objectives help demonstrate accountability for financial performance to the public, both in the current year and over the longer term.

The audit opinion on this year’s Public Accounts is once again qualified and includes two points of reservation.

•                          A reservation on the deferral of revenue is again included, as it has been since the Public Accounts of 2011/12. While there continues to be different application among provinces in Canada, other auditors general have responded to the national debate and no longer qualify on this basis. British Columbia is currently the only jurisdiction that still receives a qualification on deferral of revenue.

•                          A reservation is included on the use of rate regulated accounting reported by BC Hydro. While government’s direction in this area allowed for an adjustment in response to the Auditor General’s qualification last year, this year’s revised qualification indicates further steps must be taken to fully address the concerns raised by the Auditor General.

While we endeavor to identify and address proposed changes proactively they are sometimes introduced at a time when there is no practicable way to assess the implications and consider the necessary amendments to policy or legislation that may be required to implement recommended changes. Further accounting changes in these areas will be reflected only as the result of future transactions and events in the year that they occur. We will continue to work with standard setters, other jurisdictions, the accounting community, and the Office of the Auditor General towards a resolution of the reservations identified in the audit opinion.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and her staff for their cooperation and support in preparing the Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Carl.Fischer@gov.bc.ca; by telephone at 250–387–6692, or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Contents

Overview (Unaudited)
Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	28

Summary Financial Statements
Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	39
Consolidated Statement of Operations	40
Consolidated Statement of Change in Liabilities	41
Consolidated Statement of Cash Flow	42
Notes to Consolidated Summary Financial Statements	44
Reporting Entity	83
Consolidated Statement of Financial Position by Sector	86
Consolidated Statement of Operations by Sector	90
Statement of Financial Position for Self–supported Crown Corporations and Agencies	94
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	96
Consolidated Statement of Tangible Capital Assets	98
Consolidated Statement of Guaranteed Debt	99

Supplementary Information (Unaudited)
Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	103
SUCH Statement of Financial Position	106
SUCH Statement of Operations	108
Consolidated Staff Utilization	109

Consolidated Revenue Fund Extracts (Unaudited)
Statement of Financial Position	113
Statement of Operations	114
General Fund Statement of Financial Position	115
General Fund Statement of Operations	116
BC Prosperity Fund Statement of Financial Position	117
BC Prosperity Fund Statement of Operations	117
Statement of Cash Flow	118
Schedule of Net Revenue by Source	120
Schedule of Comparison of Estimated Expenses to Actual Expenses	122
Schedule of financing Transaction Disbursements	124
Schedule of Write–offs, Extinguishments and Remissions	125

Provincial Debt Summary
Overview of Provincial Debt (Unaudited)	129
Provincial Debt (Unaudited)	130
Change in Provincial Debt (Unaudited)	131
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer—supported Debt and Total Debt (Unaudited)	132
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	132
Change in Provincial Debt, Comparison to Budget (Unaudited)	133
Interprovincial Comparison of Taxpayer—supported Debt as a Percentage of Gross Domestic Product (Unaudited)	134
Interprovincial Comparison of Taxpayer—supported Debt Service Costs as a Percentage of Revenue (Unaudited)	135
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	137
Summary of Provincial Debt	139
Key Indicators of Provincial Debt	141
Summary of Performance Measures	142

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Contents — Continued

Definitions (Unaudited)	143
Acronyms (Unaudited)	146

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer—supported Crown corporations and agencies (government organizations), the self—supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the General Fund Statement of Financial Position, the General Fund Statement of Operations, the BC Prosperity Fund Statement of Financial Position, the BC Prosperity Fund Statement of Operations, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write—offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

The following information is available only on the Internet at: http://gov.bc.ca/finance

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general—purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 121, 127, 130 and 131 of the Budget and Fiscal Plan 2017/18—2019/20 September Update.

Budget and Actual Results 2017/18

		In Millions			Variance
		2017/18			2017/18	2017/18
	2017/18	Updated	2017/18	2016/17	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2016/17
	$	$	$	$	$	$

Revenue	52,407	52,069	52,020	51,449	(387)	571
Expense	(51,861)	(51,818)	(51,719)	(48,722)	142	(2,997)
Surplus(deficit) before forecast allowance	546	251	301	2,727	(245)	(2,426)
Forecast allowance	(300)	(100)			300
Surplus (deficit) for the year	246	151	301	2,727	55	(2,426)

Capital spending:
Taxpayer-supported capital spending	4,956	4,197	3,908	3,659	(1,048)	249
Self-supported capital spending	2,701	2,614	2,729	2,725	28	4
Total capital spending	7,657	6,811	6,637	6,384	(1,020)	253

Provincial debt:
Taxpayer-supported	44,853	43,680	43,607	41,499	(1,246)	2,108
Self-supported	21,624	21,484	21,.312	24,338	(312)	(3,026)
Forecast Allowance	300	100			(300)
Total provincial debt	66,777	65,264	64,919	65,837	(1,858)	(918)

Taxpayer—supported debt to GDP ratio	16.2%	15.6%	15.6%	15.9%	(0.6)%	(0.3)%

Summary Accounts Surplus (Deficit)

The province ended the year with a surplus of $301 million, which was $55 million higher than the surplus forecast in the Budget and Fiscal Plan 2017/18—2019/20 September Update. The 2017/18 surplus of $301 million was $2,426 million less than the surplus of $2,727 million in fiscal year 2016/17.

Revenue increased by $571 million over fiscal year 2016/17 and was slightly lower than budget by $387 million. The annual increase in revenue in the current year was mainly due to higher taxation revenue reflecting relatively strong economic growth during the year.

Expense increased by $2,997 million over fiscal year 2016/17 and was slightly lower than budget by $142 million. The annual increases in spending in the current year were mainly in the health, education, social services, and natural resources sectors in response to service delivery requirements and wildfire activities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer—supported infrastructure spending on hospitals, schools, post—secondary facilities, transit, and roads totaled $3,908 million in 2017/18, $1,048 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self—supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totaled $2,729 million in 2017/18. Self—supported capital spending was $28 million higher than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Taxpayer—supported provincial debt increased by $2,108 million in 2017/18, which was mainly due to an increase of $3,508 million in debt related to the Port Mann Bridge, as this debt was reclassified from self—supported debt to taxpayer—supported debt on September 1, 2017 ($3,398 million as at March 31, 2017 and new borrowing of $110 million from April 1 to August 31, 2017). Self—supported provincial debt decreased by $3,026 million mainly due to a decrease of $3,398 million related to Transportation Investment Corporation debt being reclassified to taxpayer—supported debt on September 1, 2017. The decrease in total provincial debt of $918 million was $1,858 million less than the budgeted increase in total debt of $940 million. The key measure of taxpayer—supported debt to GDP ended the year at 15.6%, which is lower than the 16.2% forecasted in the budget.

Provincial government direct operating debt decreased by $3,488 million compared to 2016/17.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, net earnings of self—supported Crown corporations, and investment income.

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	20,930	23,056	24,326	27,093	28,321
Contributions from federal government	7,514	7,279	7,647	8,167	9,055
Fees and licences	5,210	5,425	5,836	6,213	6,249
Miscellaneous	3,202	2,860	3,298	3,508	3,543
Net earnings of self—supported Crown corporations	2,701	3,371	2,710	2,525	1,056
Natural resources	2,955	2,937	2,571	2,711	2,695
Investment income	1,203	1,171	1,213	1,232	1,101
Total revenue	43,715	46,099	47,601	51,449	52,020

Provincial revenues increased by $571 million in 2017/18. The improvement in provincial revenue was primarily due to increases in taxation revenue of $1,228 million and contributions from the federal government of $888 million. Increases in these significant sources of revenue were offset by net earnings of self—supported Crown corporations, which were $1,469 million lower than in 2016/17. All other sources of revenue were $76 million lower than in 2016/17.

2013/14 to 2017/18

In 2017/18, tax revenue increased by $1,228 million (4.5%). Personal income tax revenue decreased by $781 million (8.0%) reflecting lower prior year tax assessments. Corporate income tax revenue increased by $1,162 million (38.7%) due to increased federal government installments and prior year settlements. Provincial sales tax increased by $517 million (7.8%) reflecting higher consumer expenditures and retail sales. Property transfer tax revenue increased by $115 million (5.7%) mainly due to the impacts of a continuing strong housing market during the year. The total of all other tax revenues increased by $215 million over the same period.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

The net earnings of self—supported Crown corporations were $1,469 million lower than 2016/17 due to losses reported by the Insurance Corporation of British Columbia (ICBC) offset by increased earnings in other self—supported Crown corporations. Net earnings were also impacted by a $950 million adjustment to the regulatory assets reported by British Columbia Hydro and Power Authority (BC Hydro) in response to an audit recommendation on the 2016/17 Public Accounts.

Contributions from the federal government were $888 million higher than contributions received in 2016/17. This increase was from contributions for program delivery and the result of the improved BC population share of Canada Health and Social Transfers.

Own—source Revenue to GDP

The ratio of own—source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self—supported Crown corporations and user fees and licences (own—source revenue is all revenue except for federal transfers).

Own—source revenue to GDP has decreased in 2017/18 ending the year at 15.4%.

2013/14 to 2017/18

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2013/14 total revenue has increased in relation to the increase in GDP. Taxation has continued to exceed the growth in GDP. Federal government contributions have increased over 2016/17 by 11.8%.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Petroleum, natural gas and mineral revenues decreased by $131 million from 2016/17. These categories of natural resource revenue account for 39.2% of natural resource revenue compared to 43.8% in 2016/17.

Forestry revenue increased by $152 million in 2017/18. The proportion of natural resource revenue derived from forestry increased to 39.5% in 2017/18 from 33.7% in 2016/17.

Water and other resource revenues decreased by $37 million in the year. They comprise 21.3% of provincial natural resource revenue.

2013/14 to 2017/18

Government—to—Government Transfers to Total Revenue

The ratio of government—to—government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased by $888 million in 2017/18, due to contributions for program delivery and the annual adjustment to the province’s population share of the Canada Health Transfer and the Canada Social Transfer.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, natural resources and economic development, interest, other, transportation, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	17,862	18,370	19,203	19,689	20,927
Education	11,827	11,827	12,212	12,468	13,091
Social services	3,805	3,847	4.,106	4,243	4,737
Natural resources and economic development	1,755	2,191	2,477	2,504	3,387
Interest	2,482	2,498	2,786	2,587	2,623
Other	1,184	1,288	1,264	2,260	1,553
Transportation	1,580	1,608	1,670	1,784	1,931
Protection of persons and property	1,520	1,451	1,572	1,655	1,930
General government	1,386	1,359	1,501	1,532	1,540
Total expense	43,401	44,439	46,791	48,722	51,719

Government program spending increased by $2,997 million in 2017/18.

The province increased spending on the health sector by $1,238 million (6.3%), the education sector by $623 million (5.0%), the social services sector by $494 million (11.6%), and the natural resource and economic development sector by $883 million (35.3%). This was offset by a decrease in the other sector of $707 million (31.3%). Spending in all of the remaining sectors increased by $466 million over 2016/17.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

In 2017/18, provincial operating expenses were $51,719 million, a $2,997 million (6.2%) increase from 2016/17. Program spending has increased by $8,318 million (19.2%) since 2013/14. This is compared to increases in GDP of 23.7% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased slightly from 18.6% to 18.5% in 2017/18, indicating that government spending decreased slightly in relation to the provincial economy.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2016/17 to 2017/18

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2016/17 Surplus	51,449	48,722	2,727
Increase in taxation revenue	1,228		1,228
Increase in contributions from federal government	888		888
Decrease in earnings from self-supported Crown corporations	(1,469)		(1,469)
Decrease in other revenue	(76)		(76)
Increase in health spending		1,238	(1,238)
Increase in natural resources and economic development spending		883	(883)
Increase in educational spending		623	(623)
Increase in social services spending		494	(494)
Decrease in other sector spending		(707)	707
Increase in other expenses		466	(466)
Subtotal of changes in actual results	571	2,997	(2,426)
	52,020	51,719
2017/18 Surplus			301

2016/17 Accumulated Surplus before Accumulated Other Comprehensive income			6,597
2017/18 Accumulated Surplus before Accumulated Other Comprehensive income			6,898
Accumulated other comprehensive income from self—supported Crown corporations and agencies			(152)
2017/18 Accumulated Surplus			6,746

The year over year increase in total revenue of $571 million, offset by the increase in total expense of $2,997 million, resulted in a surplus that was $2,426 million lower than 2016/17. Accumulated surplus increased from $6,409 million in 2016/17 to $6,746 million at the end of 2017/18.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Changes from 2017/18 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per 2017/18 Budget	52,407	51,861	(300)	246
Increased contributions from federal government	683			683
Increased natural resources revenues	282			282
Decreased net earnings of self–supported Crown corporations	(1,903)			(1,903)
Increased other revenues	551			551
Increased natural resources and economic development spending		667		(667)
Increased health spending		180		(180)
Decreased other sector spending		(682)		682
Decreased education spending		(285)		285
Decreased other program spending		(22)		22
Forecast allowance			300	300
Subtotal of changes in actual results compared to budget	(387)	(142)	300	55
Actual Results	52,020	51,719	0	301

Revenue was $387 million (0.7%) lower than the budgeted amount of $52,407 million and expenses were $142 million (0.3%) lower than the budgeted amount of $51,861 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2017/18	2017/18
	2017/18	2017/18	2016/17	Budget	vs
	Budget	Actual	Actual	to Actual	2016/17
	$	$	$	$	$
Financial assets	43,825	43,100	46,782	(725)	(3,682)
Less: liabilities	(86,744)	(84,969)	(84,551)	1,775	(418)
Net Liabilities	(42,919)	(41,869)	(37,769)	1,050	(4,100)
Less: non–financial assets	49,547	48,615	44,178	(932)	4,437
Accumulated surplus	6,628	6,746	6,409	118	337

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2018, the accumulated surplus was $6,746 million, $118 million higher than budget.

Financial assets were $3,682 million lower than 2016/17 as the result of decreases in cash, cash equivalents and temporary investments of $792 million, equity of self—supported Crown corporations and agencies of $1,383 million and loans for the purchase of assets, recoverable from agencies of $3,275 million. These decreases were offset by increases in accounts receivable of $446 million and $1,322 million in other financial assets.

Liabilities increased by $418 million from 2016/17. Taxpayer—supported debt increased by $2,362 million while self—supported debt decreased by $3,080 million mainly due to the debt of Transportation Investment Corporation for the Port Mann Bridge being reclassified from self—supported debt to taxpayer—supported debt on September 1, 2017. Other liabilities, including accounts payable and deferred revenue, increased by $1,136 million from 2016/17.

Non—financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non—financial assets increased by $4,437 million over 2016/17. Of the increase, $3,018 million was a result of the reclassification of Transportation Investment Corporation from a government business enterprise to a taxpayer—supported Crown corporation and the remaining increase of $1,419 million was government’s investment in current year infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2017/18, the province had an accumulated surplus of $6,746 million, $337 million higher than in 2016/17. The positive operating results of prior years and the current year provide the flexibility to sustain core public services.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	2,801	3,675	3,892	4,232	3,440
Accounts receivable	3,44.9	3,489	3,761	4,166	4,612
Equity in self–supported Crown corporations and agencies	7,839	8,271	7,531	7,511	6,128
Loans for the purchase of assets, recoverable from agencies	19,255	20,624	22,041	23,809	20,534
Other financial assets	6,720	6,603	7,455	7,064	8,386
Total financial assets	40,064	42,662	44,680	46,782	43,100

In 2017/18, financial assets decreased by $3,682 million primarily due to an decrease in capital loans to Crown agencies. Recoverable capital loans decreased by $3,275 million as the province adjusted $3,600 million in loans for the purchase of assets, recoverable from agencies related to Transportation Investment Corporation. Equity in self—supported Crown corporations also decreased by $1,383 million, which related to the losses in earnings recorded by ICBC reducing our investment by $1,455 million and the $950 million adjustment to the regulatory assets reported by BC Hydro. This loss was offset by the $475 million reclassification of Transportation Investment Corporation from a government business enterprise to a taxpayer—supported Crown corporation and increases in investment from other government business enterprises of $547 million. All other financial assets increased by $976 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	41,761	42,693	44,119	42,390	44,752
Self–supported debt	19,041	20,465	21,892	23,699	20,619
Total financial statement debt	60,802	63,158	66,011	66,089	65,371
Accounts payable and other liabilities	8,298	8,312	8,486	8,937	9,670
Deferred revenue	9,661	9,771	9,743	9,525	9,928
Total liabilities	78,761	81,241	84,240	84,551	84,969

In 2017/18, total liabilities increased by $418 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt increased in 2017/18 by $2,362 million, while self–supported financial statement debt decreased by $3,080 million. The large swing in the debt values related to $3,508 million in debt of Port Mann Bridge being reclassified from self–supported to taxpayer–supported debt on September 1, 2017 ($3,398 million as at March 31, 2017 and new borrowing of $110 million from April 1 to August 31, 2017). Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $403 million and accounts payable and other liabilities increased by $733 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Non—financial Assets

Trend analysis of non—financial assets provides users with information to assess the management of a government’s infrastructure and long—term non—financial assets.

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Tangible capital assets	37,778	39,028	40,282	41,303	45,837
Other non—financial assets	2,800	2,834	2,724	2,875	2,778
Total non—financial assets	40,578	41,862	43,006	44,178	48,615

Management of non—financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non—financial assets typically represent resources that government can use in the future to provide services. At March 31, 2018, non—financial assets were $48,615 million which was $4,437 million higher than 2016/17 and $8,037 million higher since fiscal 2013/14. The majority of the increase over 2016/17 is attributable to the $3,018 million in tangible capital assets of Transportation Investment Corporation being reclassified from a government business enterprise to a taxpayer—supported Crown corporation. The majority of the province’s non—financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $1,516 million in 2017/18, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,516 million in 2017/18 (net of Transportation Investment Corporation), and $9,075 million since the start of 2013/14. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Financial assets	40,064	42,662	44,680	46,782	43,100
Less: liabilities	(78,761)	(81,241)	(84,240)	(84,551)	(84,969)
Net liabilities	(38,697)	(38,579)	(39,560)	(37,769)	(41,869)
Less: non—financial assets	40,578	41,862	43,006	44,178	48,615
Accumulated surplus	1,881	3,283	3,446	6,409	6,746

Net liabilities increased by $4,100 million in 2017/18 primarily due to the $3,600 million adjustment for the loans for the purchase of assets, recoverable from Transportation Investment Corporation. The liabilities include deferred revenue of $9,928 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

The financial measure of net liabilities has remained stable while investments in infrastructure have increased resulting in an increase in accumulated surplus. The accumulated surplus of the province was $6,746 million at the end of 2017/18, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non—financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, non—financial assets have increased while the measure of net liabilities has remained stable.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The slight increase in net liabilities to GDP is the result of net liabilities increasing over and above the increase in economic growth as represented by GDP in 2017/18. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

2013/14 to 2017/18

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long—term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2013/14	2014/15	2015/16	2016/17	2017/18
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$

Gross debt	60,802	63,158	66,011	66,089	65,371
Less: sinking fund assets	(835)	(977)	(1,580)	(1,087)	(1,348)
Third party guarantees and non—guaranteed debt	726	739	820	835	896
Total provincial debt	60,693	62,920	65,251	65,837	64,919

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $452 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self—supported Crown corporations. Overall, total provincial debt decreased by $918 million in 2017/18 because the amount government borrowed to fund capital projects was offset by the reduction in government direct operating debt.

The largest decrease in the debt of self—supported Crown agencies was due to a decrease of $3,398 million in debt related to Transportation Investment Corporation which was reclassified to taxpayer—supported debt on September 1, 2017. Provincial government direct operating debt decreased by $3,488 million compared to 2016/17. The offsets to the decrease in taxpayer—supported debt after the $3,508 million reclassification of the debt relating to the Port Mann Bridge, were BC Transportation Financing Authority $414 million; health sector $351 million; education sector $779 million; and other increases in taxpayer—supported debt of $544 million.

Taxpayer—supported debt to GDP

The ratio of taxpayer—supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2017/18 taxpayer—supported debt to GDP was 15.6% which was a decrease from the budgeted level of 16.2% and lower than the results for the past four years.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2017/18, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2017: Aaa); Standard and Poor’s gave the province an AAA credit rating (2017: AAA); and Dominion Bond Rating Service gave the province an AA(high) credit rating (2017: AA (high)).

Credit Ratings March 31, 2018

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aa1	A+	AA
Saskatchewan	Aaa	AA	AA
Manitoba	Aa2	A+	A(high)
Ontario	Aa2	A+	AA(low)
Quebec	Aa2	AA–	A(high)
New Brunswick	Aa2	A+	A(high)
Nova Scotia	Aa2	A+	A(high)
Prince Edward Island	Aa2	A	A(low)
Newfoundland and Labrador	Aa3	A	A(low)
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 129–142.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has remained stable over the last five years. In 2017/18, the province spent 3.3 cents of each revenue dollar on interest on the provincial taxpayer–supported debt.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Non—Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non—hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non—hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2017/18, the province had the equivalent of CAD$293 million in natural hedges.

2013/14 to 2017/18

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 3.9% in the 2017 calendar year, the second highest rate among the provinces, according to preliminary GDP by industry data from Statistics Canada. The estimated 3.9% growth for British Columbia in 2017 is higher than the government’s Budget 2018 estimate of 3.4%.

Real Gross Domestic Product in Calendar Year 2017

Growth was observed across most major industries in 2017 with notable gains in real estate and rental and leasing (up 3.2%), manufacturing (up 4.5%) and construction (up 9.9%). While total construction expanded, the details were mixed, with engineering construction seeing a significant increase (up 48.7%) and non—residential building construction declining (down 7.3%).

Retail sales, an indicator of consumer spending, increased by 9.3% in 2017. Also, the value of international merchandise exports from BC increased by 12.7% in 2017, as goods exports to both the United States and the rest of the world increased.

Provincial Comparison

Unemployment Rate in Calendar Year 2017

British Columbia’s annual unemployment rate was 5.1% in 2017, a decrease from 6.0% observed in 2016. The unemployment rate in BC in 2017 was lower than the national unemployment rate of 6.3%. The average level of employment in BC increased by 3.7% in 2017, following a 3.2% increase in 2016.

2013 to 2017

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•                                          assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•                                          the outcome of litigation, arbitration, and negotiations with third parties;

•                                          potential changes to federal transfer allocations, cost—sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•                                          utilization rates for government services such as health care, children and family services, and income assistance;

•                                          exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•                                          changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$150 to $200[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$30 to $50[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rate	1 percentage point	($82)
Debt	$500 million	($14) to ($16)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 66 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2018

BRITISH

COLUMBIA

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Carole James
CAROLE JAMES
Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (government), which comprise the consolidated statement of financial position as at March 31, 2018, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with the Budget Transparency and Accountability Act (BTAA) as set out in note 1(a) to the summary financial statements, and for such internal control as government determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion, based on my audit, on these summary financial statements, and to report whether these financial statements are presented fairly in accordance with generally accepted accounting principles, being Public Sector Accounting Standards for senior governments in Canada.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the summary financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA
Independent Auditor’s Report

Basis for Qualified Opinion

Deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian Public Sector Accounting Standards, government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such, government’s method of accounting for those contributions represents a departure from Canadian Public Sector Accounting Standards.

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had government made an adjustment for this departure in the current year, deferred revenue as at March 31, 2018, would have been lower by $5,326 million, accumulated surplus would have been greater by $5,326 million, and contribution revenue and surplus for the year would have been greater by $5,326 million.

Use of rate-regulated accounting

Note 38 to the summary financial statements refers to the use of regulatory accounting by the British Columbia Hydro and Power Authority (BC Hydro), a Crown corporation consolidated into the summary financial statements using the modified equity method. In accordance with the BTAA Regulation 257/2010 issued by Treasury Board, BC Hydro is required to adopt the United States Financial Accounting Standards Board Accounting Standards Codification 980 (ASC 980), but with a modification.

The purpose of rate-regulated accounting is for financial reporting to reflect the economic effects of certain rate-regulated activities and actions taken by regulators that arise in the normal course of regulated operations. By adopting rate-regulated accounting, BC Hydro is able to defer some of its expenses and revenues to future years. As at March 31, 2018, BC Hydro has recorded on its statement of financial position $5,892 million (2017: $6,127 million) as regulatory assets and $437 million (2017: $530 million) as regulatory liabilities, for a net regulatory asset balance of $5,455 million (2017: $5,597 million).

ASC 980 is a recognized accounting standard for the application of rate-regulated accounting and is acceptable under Canadian Public Sector Accounting Standards. It establishes a framework for the use of rate-regulated accounting that includes three criteria that must all be met for an entity to apply rate-regulated accounting. Rates must be established by an independent third-party regulator or the entity’s own governing board empowered by statute or contract to establish rates that bind customers, rates must be designed to recover the costs of service, and

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA
Independent Auditor’s Report

rates must be chargeable to and collectable from customers. Contrary to ASC 980, Regulation 257/2010 waives the requirement for an independent third-party regulator.

In my opinion, BC Hydro does not meet the requirements of a rate-regulated entity under ASC 980 as it does not meet two of the three required criteria. Specifically:

•                  Rates have largely been determined by government, not the third-party regulator or BC Hydro’s governing board; and

•                  Government direction has largely predetermined BC Hydro’s allowable costs, rates, use of regulatory accounts, and net income, leading to rates that have not been designed to recover the costs of service.

Under Canadian Public Sector Accounting Standards, BC Hydro is required to apply International Financial Reporting Standards (IFRS). However, it has not been allowed to adopt IFRS because of government direction. Currently, BC Hydro does not meet the requirements of a rate-regulated entity under IFRS 14 (Regulatory Deferral Accounts), as the third-party regulator is not able to set rates that both are in the interests of customers and ensure the overall financial viability of BC Hydro. Because IFRS 14 and ASC 980 standards are not met, government, in the summary financial statements, should have reversed all of the regulatory assets and liabilities.

Notes 38 and 39 to the summary financial statements note that government made an adjustment of $950 million, reducing its equity in, and net earnings from, BC Hydro. Had government made a full adjustment for the impact of this departure from generally accepted accounting principles in the current year, equity in self-supported Crown corporations and agencies, and accumulated surplus, as at March 31, 2018, would have been lower by $4,505 million, and both net earnings of self-supported Crown corporations and agencies and surplus for the year would have been lower by $4,505 million.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2018, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian Public Sector Accounting Standards.

/s/ Carol Bellringer
Victoria, British Columbia	Carol Bellringer, FCPA, FCA
August 22, 2018	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2018

		In Millions
	Note	2018	2017
		$	$
Financial Assets
Cash and cash equivalents		2,969	3,808
Temporary investments		471	424
Accounts receivable	3	4,612	4,166
Inventories for resale	4	76	74
Due from other governments	5	1,425	1,009
Due from self—supported Crown and agencies	6	514	296
Equity in self—supported Crown corporations and agencies	7	6,128	7,511
Loans, advances and mortgages receivable	8	2,292	2,140
Other investments	9	2,731	2,458
Sinking fund investments	10	1,348	1,087
Loans for purchase of assets, recoverable from agencies	11	20,534	23,809
		43,100	46,782
Liabilities
Accounts payable and accrued liabilities	12	6,538	6,107
Employee future benefits	13	2,370	2,072
Due to other governments	14	564	486
Due to Crown corporations, agencies and trust funds	15	79	85
Deferred revenue	16	9,928	9,525
Employee pension plans	17	119	187
Taxpayer—supported debt	18	44,752	42,390
Self—supported debt	19	20,619	23,699
		84,969	84,551
Net assets (liabilities)	21	(41,869)	(37,769)

Non—financial Assets
Tangible capital assets	22	45,837	41,303
Restricted assets	23	1,768	1,695
Prepaid program costs	24	768	981
Other assets	25	242	199
		48,615	44,178
Accumulated surplus (deficit)	26	6,746	6,409

Measurement uncertainty	2
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28
Significant events	39

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Carl Fischer
CARL FISCHER
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2018

	In Millions
	2018		2017
	Estimates
	(Note 34)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 29)	28,180	28,321	27,093
Contributions from the federal government	8,372	9,055	8,167
Fees and licenses	6,062	6,249	6,213
Miscellaneous	3,238	3,543	3,508
Net earnings of self—supported Crown corporations and agencies (Note 7)	2,959	1,056	2,525
Natural resources (Note 30)	2,413	2,695	2,711
Investment income	1,183	1,101	1,232
	52,407	52,020	51,449
Expense (Note 31)
Health	20,747	20,927	19,689
Education	13,376	13,091	12,468
Social services	4,745	4,737	4,243
Natural resources and economic development	2,720	3,387	2,504
Interest	2,675	2,623	2,587
Other	2,235	1,553	2,260
Transportation	2,068	1,931	1,784
Protection of persons and property	1,830	1,930	1,655
General government	1,465	1,540	1,532
	51,861	51,719	48,722
Surplus (deficit) for the year before unusual items	546	301	2,727
Forecast allowance	(300)
Surplus (deficit) for the year	246	301	2,727

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		6,597	3,870
Accumulated surplus (deficit)—before other comprehensive income		6,898	6,597
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—beginning of year		(188)	(424)
Other comprehensive income from self—supported Crown corporations and agencies (see page 97)		36	236
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—end of year		(152)	(188)
Accumulated surplus (deficit)—end of year		6,746	6,409

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2018

	In Millions
	2018		2017
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	246	301	2,727
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(4,956)	(3,908)	(3,659)
(Gain) or loss on sale of tangible capital assets	(84)	(286)	(551)
Amortization of tangible capital assets	2,299	2,250	2,111
Disposals and valuation adjustments	(2,879)	(2,590)	1,078
	(5,620)	(4,534)	(1,021)
Effect of change in:
Restricted assets	(55)	(73)	(64)
Prepaid program costs	433	213	(90)
Other assets	(120)	(43)	3
	258	97	(151)
Effect of self—supported Crown corporations’ and agencies’ other comprehensive income	(8)	36	236
(Increase) decrease in net liabilities	(5,124)	(4,100)	1,791
Net (liabilities)—beginning of year	(37,795)	(37,769)	(39,560)
Net (liabilities)—end of year (Note 21)	(42,919)	(41,869)	(37,769)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2018

	In Millions
	2018			2017
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			301	2,727
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			2,250	2,111
Amortization of public debt deferred revenue and deferred charges			171	74
Concessionary loan adjustments (decrease)			(1)	(6)
(Gain) or loss on sale of tangible capital assets			(286)	(551)
Valuation adjustment			238	206
Net earnings of self—supported Crown corporations and agencies			(1,056)	(2,525)
Reclassification of self—supported status			179
Temporary investments (increase) decrease			(47)	9
Accounts receivable (increase)			(575)	(586)
Due from other governments (increase)			(416)	(93)
Due from self—supported Crown corporations and agencies (increase) decrease			(218)	350
Accounts payable and accrued liabilities increase			404	418
Employee future benefits increase			298	3
Due to other governments increase			78	67
Due to Crown corporations, agencies and funds (decrease) increase			(6)	22
Employee pension plan (decrease)			(68)	(59)
Items applicable to future operations increase (decrease)			658	(315)
Contributions from self—supported Crown corporations and agencies			2,830	2,782
Cash derived from operations			4,734	4,634

Capital Transactions
Tangible capital assets dispositions (acquisitions)	377	(3,908)	(3,531)	(2,582)
Cash (used for) capital	377	(3,908)	(3,531)	(2,582)

Investment Transactions

Investment in self—supported Crown corporations and agencies		(1)	(1)	(1)
Loans, advances and mortgages receivable (issues)	252	(403)	(151)	(169)
Other investments—net (increase)		(286)	(286)	(211)
Restricted assets—net (increase)		(73)	(73)	(64)
Sinking fund investments—net (increase) decrease	1	(222)	(221)	473
Cash (used for) derived from investments	253	(985)	(732)	28
Sub—total cash excess			471	2,080

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2018

	In Millions
	2018			2017
	Receipts	Disbursements	Net	Net
	$	$	$	$

Sub—total cash excess carried forward from previous page			471	2,080

Financing Transactions[2]
Public debt (decreases) increases	16,322	(20,727)	(4,405)	71
Derived from (used for) purchase of assets, recoverable from agencies	9,648	(6,553)	3,095	(1,802)
Cash (used for) financing	25,970	(27,280)	(1,310)	(1,731)
(Decrease) increase in cash and cash equivalents			(839)	349
Cash and cash equivalents—beginning of year			3,808	3,459
Cash and cash equivalents—end of year			2,969	3,808

Cash and cash equivalents are made up of:
Cash			2,243	2,938
Cash equivalents			726	870
			2,969	3,808

1Interest received during the year was $1,138 million (2017: $1,231 million). Interest paid during the year was $2,636 million (2017: $2,594 million). Interest received includes interest income from the Statement of Operations in the amount of $1,101 million (2017: $1,232 million) plus the change in accrued interest receivable in the amount of $37 million (2017: $(1) million). Interest paid includes interest expense from the Statement of Operations in the amount of $2,623 million (2017: $2,587 million) plus the change in accrued interest payable in the amount of $13 million (2017: $7 million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 83 — 85. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer—supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self—supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self—supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self—supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self—supported on establishment and during a start up period if they are reasonably expected to meet the definition of self—supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 143.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31) and all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

1. Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 86 — 93. These statements include the operations of the CRF, taxpayer—supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer—supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health—related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post—secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well—being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub—categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

1. Significant Accounting Policies—Continued

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a proration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro—ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 144. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short—term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short—term investments generally have a maturity of three months or less and are held for the purpose of meeting short—term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short—term investments recorded at the lower of cost or market value. The fair values of short—term investments approximate their carrying values because of the short—term maturity of these instruments. Warehouse Program investments are short—term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

1. Significant Accounting Policies—Continued

Equity in self—supported Crown corporations and agencies represents the province’s investment (including long—term advances) in those self—supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty—five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight—line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight—line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re—lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short—term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)             Taxpayer—supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)          Self—supported debt—includes the portion of debt of self—supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self—supported organizations as these entities are consolidated on the modified equity basis. Self—supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self—supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long—term, fixed—term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight—line basis. Non—monetary assets and liabilities are translated at historical rates of exchange.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off—balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off—balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self—supported Crown corporations has been reflected in the equity in self—supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean—up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean—up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean—up disclosure is included in Note 28.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

2. Measurement Uncertainty—Continued

The amount of corporate income tax attributable to the year can change as a result of reassessments in subsequent years. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	143	118	193	(25)	50
Crime Victim Assistance Program	166	155	177	(11)	11
Silviculture Liability	129	117	140	(12)	11
Employee Leave Entitlements	328	317	337	(11)	9
Long—Term Disability	376	355	377	(21)	1
Variability arises from uncertainty of the outcomes or the use of estimates.

Revenue

Taxation
Personal Income Tax	8,923	8,523	9,323	(400)	400

Contributions from the Federal Government
Canada Health Transfer payments[2]	5,002	4,965	5,039	(37)	37
Canada Social Transfer payments[2]	1,851	1,837	1,865	(14)	14

Expense (Note 31)

Government Transfers
Tax Transfers	1,196	1,096	1,296	(100)	100

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

3. Accounts Receivable

	In Millions
	2018	2017
	$	$

Accounts receivable	3,230	2,894
Taxes receivable	1,915	1,754
Accrued interest	290	326
	5,435	4,974
Provision for doubtful accounts	(823)	(808)
	4,612	4,166

4. Inventories for Resale

	In Millions
	2018	2017
	$	$

Properties	23	24
Miscellaneous	53	50
	76	74

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $173 million (2017: $150 million) including the effect of write—downs of $2 million (2017: $1 million). Write—downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2018	2017
	$	$

Government of Canada:
Current	1,352	919
Provincial governments:
Current	33	30
Local governments:[1]
Current	38	41
Long—term	2	19
	1,425	1,009

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

6. Due from Self—supported Crown Corporations and Agencies

	In Millions
	2018	2017
	$	$

British Columbia Hydro and Power Authority	167	5
British Columbia Lottery Corporation	166	150
British Columbia Liquor Distribution Branch	55	28
Columbia Power Corporation	53	69
UBC Properties Investments Ltd.	40	37
Great Northern Way Campus Trust	20	2
SFU Community Trust	7
Vancouver Island Technology Park Trust	4	3
Heritage Realty Properties Ltd.	2	2
	514	296

See Statement of Financial Position for Self—supported Crown Corporations and Agencies on pages 94 — 95 for details.

7. Equity in Self—supported Crown Corporations and Agencies

	In Millions
	2018				2017
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$

British Columbia Hydro and Power Authority	20	4,436	49	4,505	4,909
Insurance Corporation of British Columbia		1,133	(161)	972	2,427
Columbia Power Corporation	26	173		199	202
British Columbia Lottery Corporation		(17)	(33)	(50)	(41)
Transportation Investment Corporation[1]					(475)
	46	5,725	(145)	5,626	7,022
Self—Supported Subsidiaries[2]
Columbia Basin Trust joint ventures[3]	197	22		219	213
British Columbia Railway Company[4]	107	92	(7)	192	139
Great Northern Way Campus Trust[5]	69	(32)		37	76
UBC Properties Investments Ltd.		17		17	27
Real Estate Errors and Omissions Insurance
Corporation[6]		23		23	21
SFU Community Trust		10		10	8
Vancouver Island Technology Park Trust[7]	1	1		2	2
Heritage Realty Properties Ltd[7].		2		2	2
Miscellaneous					1
	374	135	(7)	502	489
	420	5,860	(152)	6,128	7,511

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

7. Equity in Self—supported Crown Corporations and Agencies—Continued

	In Millions
	2018				2017
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$

Change in Equity in Self—supported Crown Corporations and Agencies
Balance—beginning of year	196	7,006	(180)	7,022	7,084
Increase (decrease) in other comprehensive income			(105)	(105)	234
Net earnings of self—supported Crown corporations and agencies		937		937	2,444
Dividends		(2,462)		(2,462)	(2,485)
Adjustments to dividends		(260)		(260)	(255)
Reclassification of self—supported status[1]	(150)	504	140	494
Balance—end of year	46	5,725	(145)	5,626	7,022

Self—Supported Subsidiaries
Balance—beginning of year	373	124	(8)	489	447
Increase (decrease) in investment	1			1	1
Increase (decrease) in other comprehensive income			1	1	2
Net earnings of self—supported Crown corporations and agencies		119		119	81
Dividends		(97)		(97)	(43)
Transfers (to) from deferred revenue		(11)		(11)	1
Balance—end of year	374	135	(7)	502	489
	420	5,860	(152)	6,128	7,511

1Transportation Investment Corporation is classified as a taxpayer—supported Crown corporation effective September 1, 2017.

2Self—supported subsidiaries are non—core government business enterprises that are consolidated under the modified equity method by taxpayer—supported organizations.

3Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

4A subsidiary of BC Transportation Financing Authority.

5Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

6A subsidiary of the Real Estate Council of British Columbia.

7Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self—supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies on pages 94 — 97 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2018	2017
	$	$
Loans and Advances
BC student loans	1,245	1,242
Land tax deferment loans	974	828
Construction loans to social housing projects	241	277
Miscellaneous	106	92
	2,566	2,439
Provision for doubtful accounts	(302)	(329)
	2,264	2,110
Mortgages Receivable
Reconstruction Program	29	31
Provision for doubtful accounts	(1)	(1)
	28	30
	2,292	2,140

The BC Student Loan Program provides loans to borrowers for post—secondary education. Effective August 1, 2017 the province reduced the interest charged on all provincial student loans to prime. Amortization of the loans is usually set at 114 months, but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer—supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short—term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

Miscellaneous loans include commercial loans of $36 million (2017: $38 million) issued by Columbia Basin Trust bearing interest of 3.85% to 7.50% maturing by 2034, and loans of $22 million (2017: $23 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 8.45% maturing by 2030.

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

9. Other Investments

	In Millions
	2018	2017
	$	$

Pooled investments portfolios	1,448	728
Equity investments	369	364
Municipal, corporate and other bonds	240	201
Commercial loans and investments	118	118
Provincial government bonds	100	592
British Columbia Ferry Services Inc	75	75
Government of Canada bonds	9	11
Miscellaneous	372	369
	2,731	2,458

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $1,695 million (2017: $1,012 million).

Equity investments have a market value of $560 million (2017: $526 million). They include investments in Canadian, United States (US) and international equity markets.

Municipal, corporate and other bonds have a market value of $242 million (2017: $216 million) with yields ranging from 0.47% to 18.68%. Maturity dates range from April 18, 2018 to September 27, 2077.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $118 million (2017: $118 million) investment in power developments and other investments.

Provincial bonds of various provinces have a market value of $106 million (2017: $600 million), with yields ranging from 1.18% to 7.60%. Maturity dates range from December 1, 2018 to December 1, 2045.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non—voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Government of Canada bonds have a market value of $9 million (2017: $11 million), with yields ranging from 0.75% to 5.00%. Maturity dates range from June 15, 2019 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $387 million (2017: $350 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

10. Sinking Fund Investments

	In Millions
	2018	2017
	$	$

Sinking fund investments related to taxpayer—supported debt	1,150	897
Sinking fund investments related to self—supported debt	198	190
	1,348	1,087

	In Millions
	2018	2017
	$	$
Provincial government bonds	412	389
Pooled investment portfolios	11	11
Local government bonds	5	5
Miscellaneous	920	682
	1,348	1,087

Provincial bonds of various provinces have a market value of $477 million (2017: $473 million), with yields ranging from 1.61% to 4.12%. Maturity dates range from December 1, 2018 to February 15, 2045

Pooled investment portfolios have a market value of $11 million (2017: $11 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

Local government bonds have a market value of $6 million (2017: $6 million), with yields of 2.15%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia.

Miscellaneous investments have a market value of $920 million (2017: $682 million). These consist of Renminbi and Indian Rupee denominated bond proceeds held in investment accounts.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2018	2017
	$	$
British Columbia Hydro and Power Authority	20,086	19,766
Columbia Power Corporation	286	291
British Columbia Lottery Corporation	155	145
Improvement districts	7	7
Transportation Investment Corporation		3,600
	20,534	23,809

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2018	2017
	$	$
Accounts payable	3,186	2,880
Other accrued estimated liabilities[1]	2,689	2,552
Accrued interest on debt	663	675
	6,538	6,107

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

13. Employee Future Benefits

	In Millions
	2018	2017
	$	$
Vacation, compensatory time off, sick bank	1,101	1,067
Retirement allowance	715	706
Long—term disability[1]	360	93
Post—retirement benefits	112	131
Worker compensation benefits	82	75
	2,370	2,072

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post—employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities in the amount of $715 million. As at March 31, 2018, unamortized actuarial losses (gains) were $(44) million (2017: $(46) million). During the year, the amount of benefits paid was $51 million (2017: $49 million).

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long—term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year—end.

1During the fiscal year the BC Public Service Long Term Disability Plan was transformed from a trust under administration to a special account within the Consolidated Revenue Fund, and its balances are now included in the Summary Financial Statements. The change resulted in an increase of $305 million in Long—term disability liability for the year.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

14. Due to Other Governments

	In Millions
	2018	2017
	$	$
Government of Canada:
Current	463	310
Long—term	1	1
Provincial governments:
Current	31	22
Local governments:[1]
Current	69	153
	564	486

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2018	2017
	$	$
Great Northern Way Campus Trust	10	18
Trust funds	69	67
	79	85

16. Deferred Revenue

	In Millions
	2018	2017
	$	$
Deferred contributions	3,923	3,631
Federal and municipal infrastructure project revenues	1,707	1,643
Federal contributions	1,363	1,182
Unearned lease revenue	913	929
Petroleum, natural gas and minerals, leases and fees	795	874
Tuition	355	328
Motor vehicle licences and permits	286	286
Water rentals and recording fees	114	109
Derivative debt instruments	100	119
Medical Services Plan premiums	95	125
Forest Stand Management Fund	12	12
Miscellaneous	265	287
	9,928	9,525

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

17. Employee Pension Plans

	In Millions
	2018	2017
	$	$
Teachers’ Pension Plan	118	186
Members of the Legislative Assembly Superannuation Account	1	1
	119	187

Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $765 million (2017: $733 million), with estimated pension fund assets of $887 million (2017: $825 million), and an unamortized actuarial gain (loss) of $80 million (2017: $74 million). The accrued net asset (liability) is $42 million (2017: $18 million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $7,571 million (2017: $7,097 million), with estimated pension fund assets of $6,229 million (2017: $5,887 million). The accrued net (liability) asset is $(1,342) million (2017: $(1,210) million).

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

17. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2017/18 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/17	Dec 31/15	Dec 31/14	Aug 31/15
Date of audited financial statements	Mar 31/17	Dec 31/16	Dec 31/16	Aug 31/17
Expected long—term rate of return	6.25%	6.25%	6.50%	6.25%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

17. Employee Pension Plans—Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2018, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	18,501	26,484	19,428	3,597	68,010
Pension fund assets	21,186	27,988	19,408	3,788	72,370
	(2,685)	(1,504)	20	(191)	(4,360)
Unamortized actuarial gain (loss)	1,295	409	216	132	2,052
Accrued net obligation (asset)	(1,390)	(1,095)	236	(59)	(2,308)

Province’s accrued net obligation — 50%			118		118

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. When there is an accrued net obligation, the contribution rates will be increased to address the shortfall over the employees’ estimated remaining years of service. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2017 for each plan are: College Pension Plan 11.3% (2017: 6.0%), Public Service Pension Plan 12.0% (2017: 6.1%), Municipal Pension Plan 11.0% (2017: 5.9%), and Teachers’ Pension Plan 11.8% (2017: 6.0%).

The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $81 million (2017: $78 million), the Public Service Pension Plan $375 million (2017: $353 million), the Municipal Pension Plan $754 million (2017: $740 million), and the Teachers’ Pension Plan $401 million (2017: $393 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

18. Taxpayer—supported Debt1

			In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2018	2017
		$	$	$	$	$
Short—term promissory notes	2018				0	1,252
	2019	1,374	638		2,012	0
Notes, bonds and debentures[3]	2018				0	2,675
	2019	2,257		915	3,172	3,106
	2020	2,664		99	2,763	2,271
	2021	1,937		205	2,142	1,936
	2022	2,395	990		3,385	3,379
	2023	2,452	1,233		3,685	3,271
	2024—2028	7,040	982	1,231	9,253	8,752
	2029—2033	4,937		257	5,194	4,216
	2034—2038	3,129		210	3,339	3,242
	2039—2043	4,890		169	5,059	4,463
	2044—2048	1,694		145	1,839	1,845
	2049—2053	2,347			2,347	1,449
	2054—2058	130			130	130
	2059—2063	181			181	181
Capital leases	2018—2049	254			254	193
Total debt issued at face value		37,681	3,843	3,231	44,755	42,361

Unamortized premium (discount)					(3)	29
Total taxpayer—supported debt					44,752	42,390

The effective interest rates (weighted average) as at March 31 on the above debt are:

2018	4.05%
2017		3.94%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2018 includes US$3,495 million which was fully hedged to CAD$3,843 million; 375 million Swiss Francs was fully hedged into CAD$394 million; 713 million EURO was fully hedged to CAD$1,034 million, $870 million AUD was fully hedged to CAD$881 million, CNY 4 billion (CAD$822 million) and INR 5 billion (CAD$99 million) were fully hedged with an investment in the same currency.

3Notes, bonds and debentures includes $2,728 million (2017: $2,725 million) in public private partnership obligations and $34 million (2017: $36 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

18. Taxpayer—supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,389 million (2017: $3,271 million) at a weighted average interest rate of 5.08% (2017: 5.14%). These debentures mature at various dates from September 9, 2018 to May 10, 2041 with interest rates varying between 2.55% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $77 million (2017: $167 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $176 million (2017: $185 million) secured by land and buildings. The carrying value is $175 million (2017: $178 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2019	2,941
2020	2,696
2021	1,933
2022	3,379
2023	3,664
2024—2063	27,304
Total of stated minimum payments	41,917

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between 2 years and 42 years, with interest rates ranging between 0.00% and 16.36%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $105 million (2017: $106 million), with weighted average interest rate of 5.37% and maturing August 1, 2036, Ministry of Citizens’ Services capital lease obligation for office space in Capital Park of $66 million (2017: nil), with weighted average interest rate of 3.97% and maturing April 1, 2037, Thompson Rivers University lease agreements for land and student residences of $37 million (2017: $38 million), with weighted average interest rate of 5.14% and maturing August 30, 2047, and, British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $20 million (2017: $21 million), with weighted average interest rate of 4.19% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

18. Taxpayer—supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2019	22
2020	21
2021	18
2022	16
2023	15
2024—2049	280
Total minimum lease payments	372
Less imputed interest	(118)
Total capital lease liability	254

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

19. Self—supported Debt1

			In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2018	2017
		$	$	$	$	$
Short—term promissory notes	2018				0	3,377
	2019	1,890	318		2,208	0
Notes, bonds and debentures	2018				0	40
	2019	1,030	204		1,234	1,234
	2020	175			175	675
	2021	1,100			1,100	1,100
	2022	526			526	526
	2023	500			500	900
	2024—2028	2,850	638	391	3,879	3,872
	2029—2033	1,610		200	1,810	2,774
	2034—2038		373		373	376
	2039—2043	3,273			3,273	3,842
	2044—2048	2,900			2,900	2,900
	2049—2053	2,720			2,720	2,120
	2054—2058	60			60	60
	2059—2063	50			50	50
Total debt issued at face value		18,684	1,533	591	20,808	23,846

Unamortized premium (discount)					(183)	(131)
Unrealized foreign exchange gain (loss)					(6)	(16)
Total self—supported debt					20,619	23,699

The effective interest rates (weighted average) as at March 31 on the above debt are:

2018	3.94%
2017		3.88%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2018 includes US$1,251 million (CAD$1,533 million), of which US$1,024 million was fully hedged to CAD$1,240 million and US$227 million was unhedged (CAD$293 million), and 402 million EURO was fully hedged to CAD$591 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $253 million (2017: $371 million) at a weighted average interest rate of 3.54% (2017: 3.98%). These debentures mature at various dates from November 10, 2018 to July 10, 2042, with interest rates varying between 3.22% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2017: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

19. Self—supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$

2019	1,234
2020	175
2021	1,100
2022	526
2023	500
2024—2063	15,065
Total of stated minimum payments	18,600

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rates, foreign exchange rates, and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to these risks.

Derivatives used by the province include interest rate swaps, cross—currency swaps, and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross—currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross—	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[1]	Swaps[1]	Contracts[1]	Total
		$	$	$	$
	2019	333		639	972
	2020		300		300
	2021		100		100
	2022	990	441		1,431
	2023	1,233	1,051		2,284
	2024—2028	2,213	698		2,911
	2029—2033	257	472		729
	2034—2038	210	127		337
	2039—2043	169	100		269
	2044—2048	145			145
	2049—2053		400		400
Total		5,550	3,689	639	9,878

1At March 31, 2018, fair market valuation was an unrealized loss of $749 million (2017: $919 million gain) on cross—currency swaps, an unrealized loss of $265 million (2017: $294 million gain) on interest rate swaps. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These unrealized gains and losses are subject to measurement uncertainty.

Self—supported Portfolios (Notional Values)

	In Millions
				Advanced	Forward
		Cross—	Interest	Rate	Foreign
	Year of	Currency	Rate	Setting	Exchange
	Maturity	Swaps[2]	Swaps[2]	Agreements[2]	Contracts[2]	Total
		$	$	$	$	$
	2019			1,250	318	1,568
	2020				204	204
	2021					0
	2022					0
	2023					0
	2024—2028	391			436	827
	2029—2033	200	2,400			2,600
	2034—2038				283	283
	2039—2043					0
	2044—2048					0
	2049—2053		1,225			1,225
Total		591	3,625	1,250	1,241	6,707

2At March 31, 2018, fair market valuation was an unrealized loss of $50 million (2017: $31 million) on cross currency swaps, an unrealized loss of $137 million (2017: $188 million gain) on interest rate swaps, an unrealized loss of $54 million (2017: $17 million gain) on advanced rate setting agreements, and an unrealized loss of $45 million (2017: $70 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $28,183 million (2017: $27,318 million), allow floating rate exposure up to 45.00% (2017: 45.00%) of this portion of the taxpayer—supported debt. At March 31, 2018, floating rate debt exposure was 20.20% (2017: 17.40%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2017: 25.00%) of their debt which totals $19,980 million (2017: $19,682 million). At March 31, 2018, floating rate debt exposure for BC Hydro was 16.20% (2017: 14.40%) of their debt.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2018, a one percent change in interest rates would impact the annual debt servicing expense by $64 million (2017: $64 million) for the taxpayer—supported debt portfolio and $22 million (2017: $34 million) for the self—supported debt portfolio.

At March 31, 2018, swap agreements relating to investments held by taxpayer—supported portfolios included interest rate swaps totalling $44 million (2017: $44 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross—currency swap) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $28,183 million (2017: $27,318 million), allow unhedged foreign debt exposure up to 10.00% (2017: 10.00%) of this portion of the taxpayer—supported debt. At March 31, 2018, there was no unhedged foreign debt exposure of the government direct debt portfolio (2017: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2017: 5.00%) of its debt, which totals $19,980 million (2017: $19,682 million). At March 31, 2018, 0.40% (2017: 0.50%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2018, a one cent change in the Canadian dollar versus the US dollar would not impact the annual debt servicing cost (2017: nil) for the taxpayer—supported debt portfolio; however, the self—supported debt portfolio would increase by $1 million (2017: $1 million).

At March 31, 2018, swap agreements relating to investments held by taxpayer—supported portfolios included cross—currency swaps totalling $35 million (2017: $36 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 41) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

22. Tangible Capital Assets

	In Millions
	2018	2017
	$	$

Land and land improvements	5,046	4,836
Buildings (including tenant improvements)	22,044	21,196
Highway infrastructure	12,773	9,723
Transportation equipment	2,495	2,434
Computer hardware and software	1,445	1,301
Other	2,034	1,813
	45,837	41,303

See Consolidated Statement of Tangible Capital Assets on page 98.

The estimated useful lives of the more common tangible capital assets are: buildings (3—90 years); highway infrastructure (3—77 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15—100 years); computer hardware and software (1—10 years); major software systems (1—15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1—30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2—40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The Expo Line and Millennium Line Use Agreements expire in January 2019. These agreements may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,357 million (2017: $2,380 million).

The province received donations of tangible capital assets during the year of $1 million (2017: $1 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

23. Restricted Assets

	In Millions
	2018	2017
	$	$

Endowment funds	1,768	1,695

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer—supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

24. Prepaid Program Costs

	In Millions
	2018	2017
	$	$

Prepaid program costs	768	981

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not—for—resale items held by taxpayer—supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2018, the total inventories held for use or consumption was $370 million (2017: $349 million). During the year, the total expense due to the consumption of inventories was $1,520 million (2017: $1,442 million) including the effect of write—downs of $1 million (2017: $2 million).

25. Other Assets

	In Millions
	2018	2017
	$	$

Deferred debt instrument costs	189	195
Other deferred costs	53	4
	242	199

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2018	2017
	$	$

Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	6,578	3,841
Adjustments to accumulated surplus (deficit)[2,3]	19	29
Accumulated surplus (deficit)—beginning of year as restated	6,597	3,870
Surplus (deficit) for the year[4]	301	2,727
Accumulated surplus (deficit)—before other comprehensive income	6,898	6,597
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—beginning of year	(188)	(424)
Other comprehensive income from self—supported Crown corporations and agencies (see page 97)	36	236
Accumulated other comprehensive income from self—supported Crown corporations and Agencies (see page 97)—end of year	(152)	(188)
Accumulated surplus (deficit)—end of year	6,746	6,409

[1]The opening accumulated surplus (deficit) figures for April 1, 2017 and April 1, 2016 are reported before accumulated other comprehensive income.
[2]During 2017/18, adjustments were made to the opening accumulated surplus for 2016/17 as follows:
Restatement for BC Immigrant Investment Fund Ltd change in accounting policy for venture capital investments	(7)
Restatement for Simon Fraser University deferred endowment	36
Total	29
[3]During 2017/18, adjustments were made to the opening accumulated surplus for 2017/18 for the following items:

Restatement for BC Immigrant Investment Fund Ltd change in accounting policy for venture capital investments	(17)
Restatement for Simon Fraser University deferred endowment	36
Total	19
[4]During 2017/18 adjustments were made to the reported surplus figure for the 2016/17 fiscal year as follows:

Restatement for BC Immigrant Investment Fund Ltd change in accounting policy for venture capital investments	(10)
Total	(10)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

27. Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets and items inherited by right of Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by the right of Crown is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has the following contingent assets where the estimated amount is, or exceeds $100,000, and the occurrence of the confirming future event is likely.

	In Millions
	2018	2017
	$	$

Insurance claims	1	2

(c) CONTRACTUAL RIGHTS

Contractual rights are future—oriented financial information based on multi—year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
						2024 and
	2019	2020	2021	2022	2023	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Natural resources and economic development	152	151	158	165	170	629	1,425
Other	103	97	85	80	72	203	640
Transportation	284	188	61	41	41	39	654
General government	27	28	26	25	21	53	180
	566	464	330	311	304	924	2,899
Self—supported Crown corporations and agencies
Natural resources and economic development	350	161	118	51	45	839	1,564
Transportation	5	5	5	5	5	45	70
Protection of persons and property	61	46	40	36	28	86	297
	416	212	163	92	78	970	1,931
Total	982	676	493	403	382	1,894	4,830

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

28. Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2018 was $398 million (2017: $397 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2018 totalled $15 million (2017: $10 million). See Consolidated Statement of Guaranteed Debt on page 99 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2018	2017
	$	$

Property access disputes	331	304
Contract disputes	120	123
Tax disputes	77	121
Damage to persons or property	17	2
Negligence and miscellaneous	423	13
	968	563

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2018 was $111 million (2017: $116 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $77 million (2017: $42 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Environmental Clean—up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean—up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2018	2017
	$	$

Mine sites	270	258
Transportation infrastructure	41	49
Industrial sites	28	21
Pulp mills	15	15
Salt sheds	5	5
Maintenance yards	3	4
Miscellaneous	64	52
	426	404

This provision for future clean—up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. As at March 31, 2018, the weighted average cost of capital is 4.05% (2017: 3.94%).

As at the reporting date, 33 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and any future cost is not determinable.

Additional environmental liabilities of government business enterprises include $317 million (2017: $339 million) accrued by British Columbia Hydro and Power Authority, and $93 million (2017: $92 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2018, there were 65 First Nations in various stages of negotiation, including 40 First Nations in active or completed negotiations, representing two—thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty; however, a treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components in all Agreements in Principle will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•                                          In—SHUCK—ch, 9,474 hectares

•                                          Yekooche, 5,960 hectares

•                                          K’omoks, 1,733 hectares

•                                          Tla—o—qui—aht, 47 hectares

•                                          Nazko, 172 hectares

•                                          Te’mexw (Malahat, Scia’new, Snaw—naw—as, Songhees and T’Sou—ke), 1,182 hectares

•                                          Kitselas, 34,839 hectares

•                                          Kitsumkalum, 44,661 hectares

•                                          Wuikinuxv, 13,946 hectares

•                                          Ditidaht, 71 hectares

•                                          Pacheedaht, 596 hectares

•                                          Ktunaxa Nation Council, 418 hectares

•                                          Lake Babine Nation (BC only), 511 hectares with a one—time payment of $0.02 million

•                                          Kaska Dena Council, 677 hectares

•                                          Homalco, 822 hectares

•                                          Lheidli T’enneh, 3,416 hectares

•                                          NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,758 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2018 was approximately $550 million (2017: $537 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

28. Contingent Liabilities and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)             The BC Transportation Financing Authority has unrecorded contingent liabilities of $62 million (2017: $71 million), including $34 million (2017: $43 million) for expropriation claims and $25 million (2017: $25 million) for contaminated sites.

(ii)          The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non—discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/contractualobligations17_18.

	In Millions
						2024 and
	2019	2020	2021	2022	2023	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	2,216	730	563	472	410	5,401	9,792
Education	396	254	105	41	25	135	956
Social services	230	8					238
Natural resources and economic
development	57	43	22	15	15	105	257
Other	504	258	221	213	205	4,898	6,299
Transportation	1,085	635	317	317	308	9,978	12,640
Protection of persons and property	388	377	367	368	366	3,383	5,249
General government	481	427	195	90	44	119	1,356
	5,357	2,732	1,790	1,516	1,373	24,019	36,787
Self—supported Crown corporations and agencies
Natural resources and economic
development	4,299	3,049	2,566	2,409	2,097	45,223	59,643
Protection of persons and property	17	15	14	10	6	13	75
General government	92	40	30	25	20	58	265
	4,408	3,104	2,610	2,444	2,123	45,294	59,983
Total	9,765	5,836	4,400	3,960	3,496	69,313	96,770

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

29. Taxation Revenue

	In Millions
	2018	2017
	$	$
Personal income	8,923	9,704
Provincial sales	7,118	6,601
Corporate income	4,165	3,003
Property	2,367	2,279
Property transfer	2,141	2,026
Carbon	1,255.	1,220
Fuel	1,010	970
Tobacco	727	737
Harmonized sales	13	5
Other	602	548
	28,321	27,093

Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $91 million (2017: $96 million) and corporate income tax were $111 million (2017: $100 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $161 million (2017: $157 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $11 million (2017: $19 million).

Property tax revenue was recorded net of home owner grants of $814 million (2017: $797 million).

30. Natural Resource Revenue

	In Millions
	2018	2017
	$	$
Petroleum, natural gas and minerals	1,056	1,187
Forests	1,065	913
Water and other	574	611
	2,695	2,711

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $447 million (2017: $363 million). Natural resource revenue includes mining taxes of $483 million (2017: $258 million) and logging taxes of $59 million (2017: $30 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,590 million (2017: $2,148 million), road credits of $22 million (2017: $9 million) and summer drilling credits of $3 million (2017: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

31. Expense

	In Millions
	2018	2017
	$	$
Total Expense by Group Account Classification	19,865	18,868
Salaries and benefits	13,386	12,737
Government transfers	12,710	11,518
Operating costs	2,623	2,587
Interest[1]	2,250	2,111
Amortization	885	901
Other	51,719	48,722

1Includes foreign exchange loss amortization of nil (2017: loss amortization of $1 million).

32. Valuation Allowances

	In Millions
	2018	2017
	$	$
Accounts receivable	174	181
Tangible capital assets	51	1
Other investments	13
Loans, advances and mortgages receivable		24
	238	206

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 31, and represent the write—down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

33. Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2018	2017
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	1,023	(43)	980	934
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non—government investment corporation	647	(1)	646	595
BC Public Service Long Term Disability Plan[2] —administered by government officials				299
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	120		120	98
Other trust funds —administered by various government officials	164	(29)	135	149
	1,954	(73)	1,881	2,075

1These organizations are reported under International Financial Reporting Standards. Their financial statements are draft and unaudited when the Public Accounts are prepared.

2During the fiscal year the Plan was transformed from a trust under administration to a special account within the Consolidated Revenue Fund, and its balances are now included in the Summary Financial Statements.

34. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 — 6 of the Estimates, Fiscal Year Ending March 31, 2018, presented to the Legislative Assembly September 11, 2017.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

35. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

36. Asset Retirement Obligations1

	In Millions
	2018	2017
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Education	21	20
Natural resources and economic development	10	10
Health	3	3
Social services		1
	34	34
Self—supported Crown corporations and agencies
Transportation	177	135
Natural resources and economic development	53	52
General government	2	2
	232	189
	266	223

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self—supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

37. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2018	2017
	$	$
Financial assets	106	95
Liabilities	132	121
Net liablities	(26)	(26)
Non—financial assets	62	59
Accumulated surplus (deficit)	36	33

Consolidated Statement of Operations

	In Millions
	2018	2017
	$	$
Revenue	185	193
Expenses	182	181
Surplus (deficit) for the year	3	12
Accumulated surplus (deficit)—beginning of year	33	21
Accumulated surplus (deficit)—end of year	36	33

38. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2018 of $5,455 million (2017: $5,597 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2018 of $51 million (2017: $(108) million decrease). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

Included in the Summary Financial Statements is an adjustment of $950 million to reduce the net regulatory assets and net income reported by BC Hydro — see Note 39 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2018—Continued

39. Significant Events

Effective September 1, 2017, the government removed tolls on the Port Mann bridge. As a result of that action by government, Transportation Investment Corporation was reclassified from a self—supported government business enterprise to a taxpayer—supported Crown corporation. This reclassification has resulted in a change in the consolidation of the Transportation Investment Corporation from the modified equity basis to the full consolidation method as of September 1, 2017.

An adjustment was made to these financial statements in response to the audit qualification in the 2016/17 Public Accounts related to the use of rate regulated accounting. The adjustment was made on the prospective basis as required by accounting standards. The impact of the adjustment was to reduce both the Equity in self—supported Crown corporations and agencies and the Net earnings of self—supported Crown corporations and agencies by $950 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2018

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Clinical and Support Services Society

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2018—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd

Innovate BC3

Nechako—Kitamaat Development Fund Society

Oil and Gas Commission

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Transportation Investment Corporation4

Protection of Persons and Property Sector

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Real Estate Council of British Columbia

Real Estate Foundation of British Columbia

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2018—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post—Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS4

British Columbia Hydro and Power Authority5

British Columbia Liquor Distribution Branch6

British Columbia Lottery Corporation6

British Columbia Railway Company7

Columbia Power Corporation5

Insurance Corporation of British Columbia8

Transportation Investment Corporation4, 7

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 86) and on the Consolidated Statement of Operations by Sector (page 90).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3Formerly the British Columbia Innovation Council.

4Transportation Investment Corporation is classified as a taxpayer—supported Crown corporation effective September 1, 2017.

5These organizations were included in the Natural Resources and Economic Development Sector results.

6These organizations were included in the General Government Sector results.

7This organization was included in the Transportation Sector results.

8This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2018

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	1,695	1,691	2,590	2,186	13	13	254	324	92	896
Temporary investments	8	19	108	102	5	7	242	193
Accounts receivable	737	608	260	330	44	51	434	369	344	379
Inventories for resale	2	2	32	29			29	26
Due from Crown corporations and agencies	4	2	9	4	2	3	1	1
Due from other governments	50	55	41	58	32	33	77	64
Due from self—supported Crown and agencies			73	44			220	74
Equity in self—supported Crown corporations and agencies			68	116			4,923	5,324
Loans, advances and mortgages receivable	5	5	992	961	1	1	131	216
Other investments	68	72	1,959	1,763	5	3	359	289	9	9
Sinking fund investments			44	39					1,348	1,087
Loans for purchase of assets, recoverable from agencies									30,659	33,398
	2,569	2,454	6,176	5,632	102	111	6,670	6,880	32,452	35,769

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2018

	In Millions
					Protection of Persons
	Other[2]		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	626	82	65	376	18	15	322	361	(2,706)	(2,136)	2,969	3,808
Temporary investments	108	102				1					471	424
Accounts receivable	395	340	36	36	91	87	2,389	2,078	(118)	(112)	4,612	4,166
Inventories for resale	1		8	11	2	2	2	4			76	74
Due from Crown corporations and agencies	16	546	37	41					(69)	(597)	0	0
Due from other governments	51	62	107	91	401	139	666	507			1,425	1,009
Due from self—supported Crown and agencies					5		216	178			514	296
Equity in self—supported Crown corporations and agencies			192	(336)	995	2,448	(50)	(41)			6,128	7,511
Loans, advances and mortgages receivable	283	309			1	1	971	826	(92)	(179)	2,292	2,140
Other investments	179	177	76	76	76	69					2,731	2,458
Sinking fund investments			96	86					(140)	(125)	1,348	1,087
Loans for purchase of assets, recoverable from agencies									(10,125)	(9,589)	20,534	23,809
	1,659	1,618	617	381	1,589	2,762	4,516	3,913	(13,250)	(12,738)	43,100	46,782

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2018

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,478	1,328	1,191	1,097	97	93	1,157	956	654	664
Employee future benefits	1,183	1,178	511	543	27	25	31	26
Due to other governments	71	59	15	13			54	30
Due to Crown corporations, agencies and trust funds	4	4	4	4	1	1	18		2,717	2,699
Due to the Province of British Columbia		1			6	4	10	10
Deferred revenue	2,344	2,224	3,772	3,396	37	8	1,318	1,382	100	119
Employee pension plans			118	186
Taxpayer—supported debt	1,763	1,717	822	825			299	360	41,091	38,759
Self—supported debt									20,619	23,699
	6,843	6,511	6,433	6,064	168	131	2,887	2,764	65,181	65,940
Net assets (liabilities)	(4,274)	(4,057)	(257)	(432)	(66)	(20)	3,783	4,116	(32,729)	(30,171)

Non—financial Assets

Tangible capital assets	7,954	7,665	15,549	14,807	179	185	2,304	2,291
Restricted assets	5	5	1,761	1,690
Prepaid program costs	294	300	111	70	2	1	218	211
Other assets	50		3	4					52	50
	8,303	7,970	17,424	16,571	181	186	2,522	2,502	52	50
Accumulated surplus (deficit)	4,029	3,913	17,167	16,139	115	166	6,305	6,618	(32,677)	(30,121)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2018

	In Millions
					Protection of Persons
	Other[2]		Transportation		and Property		General Government[3]		Adjustments[4]		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	491	559	510	556	265	242	830	749	(135)	(137)	6,538	6,107
Employee future benefits	11	11	31	29	40	37	536	223			2,370	2,072
Due to other governments	1	111	1		194	167	228	106			564	486
Due to Crown corporations, agencies and trust funds	69	67			4				(2,738)	(2,690)	79	85
Due to the Province of British Columbia	4	4							(20)	(19)	0	0
Deferred revenue	115	127	1,925	1,938	303	318	14	13			9,928	9,525
Employee pension plans							1	1			119	187
Taxpayer—supported debt	259	246	10,650	10,214			225	161	(10,357)	(9,892)	44,752	42,390
Self—supported debt											20,619	23,699
	950	1,125	13,117	12,737	806	764	1,834	1,253	(13,250)	(12,738)	84,969	84,551
Net assets (liabilities)	709	493	(12,500)	(12,356)	783	1,998	2,682	2,660	0	0	(41,869)	(37,769)

Non—financial Assets

Tangible capital assets	1,624	1,519	16,913	13,702	88	70	1,243	1,081	(17)	(17)	45,837	41,303
Restricted assets			2								1,768	1,695
Prepaid program costs	45	36	22	22	4	2	72	339			768	981
Other assets			137	144		1					242	199
	1,669	1,555	17,074	13,868	92	73	1,315	1,420	(17)	(17)	48,615	44,178
Accumulated surplus (deficit)	2,378	2,048	4,574	1,512	875	2,071	3,997	4,080	(17)	(17)	6,746	6,409

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2018

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation
Contributions from the federal government	91	42	1,031	1,003	106	82	124	64
Fees and licenses	2,736	3,002	2,321	2,107	4	3	148	119
Miscellaneous	1,079	927	1,426	1,366	17	13	161	153
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	61	46	223	200	21	20	(158)	782
Natural resources							2,695	2,711
Investment income	22	23	216	197	2	2	48	11	1,225	1,296
Total revenue	3,989	4,040	5,217	4,873	150	120	3,018	3,840	1,225	1,296

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2018

	In Millions
	Other[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation	91	87	556	543			27,674	26,463			28,321	27,093
Contributions from the federal government	211	244	108	94	507	120	6,877	6,518			9,055	8,167
Fees and licenses	30	30	61	64	918	859	31	29			6,249	6,213
Miscellaneous	113	368	3,808	81	184	176	537	518	(3,782)	(94)	3,543	3,508
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	103	30	34	(62)	(1,324)	(591)	2,510	2,413	(414)	(313)	1,056	2,525
Natural resources											2,695	2,711
Investment income	12	11	(131)	10	4	4	100	34	(397)	(356)	1,101	1,232
Total revenue	560	770	4,436	730	289	568	37,729	35,975	(4,593)	(763)	52,020	51,449

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2018

	In Millions
							Natural Resources
							and Economic
	Health		Education		Social Services		Development		Debt Servicing[1]
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	8,130	7,713	8,864	8,496	447	429	646	589
Government transfers	5,622	5,115	1,157	1,071	3,227	2,833	1,394	1,122
Operating costs	6,592	6,306	2,134	2,007	1,038	959	1,035	500
Interest	115	92	41	40			6	8	2,447	2,419
Amortization	584	548	777	729	20	19	108	103
Other	268	264	213	207	66	58	239	207
Operating expense	21,311	20,038	13,186	12,550	4,798	4,298	3,428	2,529	2,447	2,419
Surplus (deficit) for the Fiscal Year ended March 31	(17,322)	(15,998)	(7,969)	(7,677)	(4,648)	(4,178)	(410)	1,311	(1,222)	(1,123)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2018

	In Millions
	Other[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
	$	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	184	174	175	165	825	768	594	534			19,865	18,868
Government transfers	1,148	1,881	148	173	866	656	111	110	(287)	(224)	13,386	12,737
Operating costs	151	137	974	901	263	204	526	508	(3)	(4)	12,710	11,518
Interest	12	11	388	366			11	7	(397)	(356)	2,623	2,587
Amortization	67	65	585	538	19	21	90	88			2,250	2,111
Other	16	14	49	8	27	23	3,913	299	(3,906)	(179)	885	901
Operating expense	1,578	2,282	2,319	2,151	2,000	1,672	5,245	1,546	(4,593)	(763)	51,719	48,722
Surplus (deficit) for the Fiscal Year ended March 31	(1,018)	(1,512)	2,117	(1,421)	(1,711)	(1,104)	32,484	34,429	0	0	301	2,727

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2018

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2018	2017
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub—Total	Sub—Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	214	18		108	340	287
Account receivable	1,234	1,715		91	3,040	2,832
Inventories	144			130	274	306
Other investments	670	15,765			16,435	16,179
Tangible capital assets	25,674	407		397	26,478	27,534
Other assets	5,439	65		32	5,536	6,768
Total Assets	33,375	17,970	0	758	52,103	53,906

Liabilities
Accounts payable and accrued liabilities	4,900	14,183		424	19,507	17,238
Deferred revenue	2,887	2,815		8	5,710	5,325
Due to Province of British Columbia	220			221	441	252
Debt due to Province of British Columbia	20,664			155	20,819	24,069
Other debt					0	0
	28,671	16,998	0	808	46,477	46,884
Equity
Investment by Province of British Columbia	46				46	196
Other comprehensive income	49	(161)		(33)	(145)	(180)
Unremitted earnings—end of year	4,609	1,133		(17)	5,725	7,006
	4,704	972	0	(50)	5,626	7,022
Total Liabilities and Equity	33,375	17,970	0	758	52,103	53,906

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2018—Continued

	In Millions
				Protection of
				Persons and
	Education	Natural Resources	Transportation	Property	2018	2017
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	subsidiaries[9]	Grand Total	Grand Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	106	27	144	1	618	471
Account receivable	44	16	3	1	3,104	2,897
Inventories	73				347	392
Other investments	24		157	53	16,669	16,394
Tangible capital assets	446	203	194		27,321	28,324
Other assets	2	198	2		5,738	6,965
Total Assets	695	444	500	55	53,797	55,443
Liabilities
Accounts payable and accrued liabilities	45	16	280	21	19,869	17,563
Deferred revenue	42		28	11	5,791	5,377
Due to Province of British Columbia	73				514	296
Debt due to Province of British Columbia	49				20,868	24,140
Other debt	418	209			627	556
	627	225	308	32	47,669	47,932
Equity
Investment by Province of British Columbia	70	197	107		420	569
Other comprehensive income			(7)		(152)	(188)
Unremitted earnings—end of year	(2)	22	92	23	5,860	7,130
	68	219	192	23	6,128	7,511
Total Liabilities and Equity	695	444	500	55	53,797	55,443

1Self—supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation is classified as a taxpayer—supported Crown corporation effective September 1, 2017.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

9Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2018

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2018	2017
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Revenue	6,305	5,903	65	6,777	19,050	18,221
Expense	6,522	7,230	94	4,267	18,113	15,777
Net earnings of self—supported Crown corporations and agencies	(217)	(1,327)	(29)	2,510	937	2,444
Dividends	(212)			(2,250)	(2,462)	(2,485)
Adjustments to dividends				(260)	(260)	(255)
Transfers (to) from deferred revenue					0	0
Increase (decrease) in unremitted earnings in self—supported Crown corporations and agencies	(429)	(1,327)	(29)	0	(1,785)	(296)
Unremitted earnings—beginning of year	5,038	2,460	(475)	(17)	7,006	7,302
Adjustments to unremitted earnings			504		504	0
Unremitted earnings—end of year	4,609	1,133	0	(17)	5,725	7,006
Accumulated other comprehensive income—beginning of year	27	(33)	(150)	(24)	(180)	(414)
Adjustments to accumulated other comprehensive income			140		140	0
Other comprehensive income	22	(128)	10	(9)	(105)	234
Accumulated other comprehensive income—end of year	49	(161)	0	(33)	(145)	(180)
Investment by Province of British Columbia	46				46	196
Equity in self—supported Crown corporations and agencies for the year	4,704	972	0	(50)	5,626	7,022

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2018—Continued

	In Millions
				Protection of
				Persons and
	Education	Natural Resources	Transportation	Property	2018	2017
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	subsidiaries[9]	Grand Total	Grand Total
	$	$	$	$	$	$
Revenue	59	76	69	14	19,268	18,391
Expense	37	35	16	11	18,212	15,866
Net earnings of self—supported Crown corporations and agencies	22	41	53	3	1,056	2,525
Dividends	(61)	(35)	(1)		(2,559)	(2,528)
Adjustments to dividends					(260)	(255)
Transfers (to) from deferred revenue	(11)				(11)	1
Increase (decrease) in unremitted earnings in self—supported Crown corporations and agencies	(50)	6	52	3	(1,774)	(257)
Unremitted earnings—beginning of year	48	16	40	20	7,130	7,329
Adjustments to unremitted earnings					504	58
Unremitted earnings—end of year	(2)	22	92	23	5,860	7,130
Accumulated other comprehensive income—beginning of year	(1)		(8)	1	(188)	(424)
Adjustments to accumulated other comprehensive income					140
Other comprehensive income	1		1	(1)	(104)	236
Accumulated other comprehensive income—end of year	0	0	(7)	0	(152)	(188)
Investment by Province of British Columbia	70	197	107		420	569
Equity in self—supported Crown corporations and agencies for the year	68	219	192	23	6,128	7,511

1Self—supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation is classified as a taxpayer—supported Crown corporation effective September 1, 2017.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

9Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of British Columbia.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2018

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2018	2017
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	5,117	34,039	19,246	3,826	3,841	6,423	72,492	69,953
Additions	276	1,788	649	154	437	604	3,908	3,659
Disposals and valuation adjustments	(51)	(100)	(37)	(42)	(208)	(491)	(929)	(1,120)
Reclassification of self—supported status[4]	1	2	3,108		2	110	3,223
	5,343	35,729	22,966	3,938	4,072	6,646	78,694	72,492
Accumulated Amortization
Opening balance	(281)	(12,843)	(9,523)	(1,392)	(2,540)	(4,610)	(31,189)	(29,671)
Amortization expense	(22)	(902)	(511)	(93)	(273)	(449)	(2,250)	(2,111)
Effect of disposals and valuation adjustments	6	61	9	42	187	482	787	593
Reclassification of self—supported status[4]		(1)	(168)		(1)	(35)	(205)
	(297)	(13,685)	(10,193)	(1,443)	(2,627)	(4,612)	(32,857)	(31,189)
Net book value for the year ended March 31, 2018	5,046	22,044	12,773	2,495	1,445	2,034	45,837

Net book value for the year ended March 31, 2017	4,836	21,196	9,723	2,434	1,301	1,813		41,303

1This statement includes assets that are held on capital leases at March 31, 2018 at a gross value of $382 million less accumulated amortization of $(153) million for a net book value totalling $229 million (2017: gross value of $375 million less accumulated amortization of $(204) million for a net book value of $171 million) comprised of: heavy equipment gross $4 million less accumulated amortization $(3) million for a net book value of $1 million (2017: gross $4 million less accumulated amortization $(2) million for a net book value of $2 million); computer hardware/software gross $102 million less accumulated amortization $(82) million for a net book value of $20 million (2017: gross $162 million less accumulated amortization $(139) million for a net book value of $23 million); buildings gross $251 million less accumulated amortization $(45) million for a net book value of $206 million (2017: gross $183 million less accumulated amortization $(39) million for a net book value $144 million); and other assets gross $25 million less accumulated amortization $(23) million for a net book value of $2 million (2017: gross $26 million less accumulated amortization $(24) million for a net book value of $2 million).

2Historical cost includes work–in–progress at March 31, 2018 totalling $3,192 million (2017: $3,293 million) comprised of: buildings $1,688 million (2017: $2,227 million); land improvements $43 million (2017: $26 million); highway infrastructure $558 million (2017: $353 million); transportation equipment $162 million (2017: $116 million); computer hardware/software $626 million (2017: $497 million); and specialized equipment $115 million (2017: $74 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2018 totalling $19 million (2017: $38 million).

3“Other” at net book value includes office furniture and equipment $729 million (2017: $626 million), vehicles $100 million (2017: $95 million), machinery $969 million (2017: $913 million) and miscellaneous $236 million (2017: $179 million).

4Transportation Investment Corporation is classified as a taxpayer–supported Crown corporation effective September 1, 2017

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2018

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2018		2017
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer—supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375	1	375	2
Subtotal, general government	375	1	375	2
Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	13	5	12	5
Subtotal, natural resources and economic development	13	5	12	5
Total taxpayer—supported guaranteed debt	388	6	387	7

Self—supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self-supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	16	397	17
Provision for probable payout		(1)		(7)
Net total, all guaranteed debt	398	15	397	10

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2017: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)             the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)             the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)
BC Games Society	3	(3)
BC Immigrant Investment Fund Ltd.	20	(15)	5			5
BCNET	17	(17)		1		1
B.C. Pavilion Corporation	124	(133)	(9)	(21)		(30)
BC Transportation Financing Authority	697	(1,203)	(506)	(133)	1	(638)
British Columbia Assessment Authority[3]	98	(93)	5			5
British Columbia Housing Management Commission	798	(798)		133		133
British Columbia Public School Employers’ Association	5	(5)		1		1
British Columbia Securities Commission	51	(47)	4			4
British Columbia Transit	312	(307)	5	14		19
Canadian Blood Services	187	(183)	4	(1)		3
Columbia Basin Trust	23	(56)	(33)	(5)	35	(3)
Community Living British Columbia	959	(959)		3		3
Community Social Services Employers’ Association of British Columbia	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	55	(54)	1	(1)
First Peoples’ Heritage, Language and Culture Council	57	(57)
Forest Enhancement Society of BC	12	(12)		(14)		(14)
Forestry Innovation Investment Ltd.	24	(24)
Health Employers Association of British Columbia	20	(20)		1		1
Industry Training Authority	109	(113)	(4)	2		(2)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2018—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations) —Continued
Innovate BC	23	(23)		(1)		(1)
Knowledge Network Corporation	15	(13)	2			2
Legal Services Society	85	(86)	(1)			(1)
Nechako—Kitamaat Development Fund Society	1		1			1
Oil and Gas Commission	65	(68)	(3)			(3)
Organized Crime Agency of British Columbia Society	8	(8)
Partnerships British Columbia Inc.	9	(9)		1		1
Post—Secondary Employers’ Association	2	(2)
Provincial Rental Housing Corporation	122	(74)	48	2		50
Real Estate Council of British Columbia	8	(8)
Real Estate Foundation of British Columbia	8	(8)
The British Columbia Council for International Education	3	(3)
The Royal British Columbia Museum Corporation	21	(21)
Transportation Investment Corporation[4]	3,713	(91)	3,622	(139)		3,483
Taxpayer—supported Crown corporations and agencies	7,658	(4,517)	3,141	(157)	36	3,020

SUCH Sector
School Districts	6,539	(6,338)	201	150		351
Universities	4,891	(4,600)	291	159	47	497
Colleges and Institutes	1,317	(1,266)	51	66	14	131
Health Authorities	14,800	(14,782)	18	134		152
Hospital Societies	1,068	(1,068)		(13)		(13)
SUCH sector	28,615	(28,054)	561	496	61	1,118
Net impact of taxpayer—supported Crown corporations, agencies and SUCH sector	36,273	(32,571)	3,702	339	97	4,138

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2018—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self—supported (Government Enterprises)
British Columbia Hydro and Power Authority	6,237	(5,554)	683	(950)	(159)	(426)
British Columbia Liquor Distribution Branch	3,510	(2,391)	1,119		(1,119)
British Columbia Lottery Corporation	3,267	(1,876)	1,391		(1,391)
Columbia Power Corporation	68	(18)	50		(53)	(3)
Insurance Corporation of British Columbia	5,903	(7,230)	(1,327)			(1,327)
Transportation Investment Corporation[4]	65	(94)	(29)			(29)
Sub—total	19,050	(17,163)	1,887	(950)	(2,722)	(1,785)
British Columbia Railway Company[5]	69	(16)	53		(1)	52
Columbia Basin Trust joint ventures[6]	76	(35)	41		(35)	6
Real Estate Errors and Omissions Insurance Corporation[7]	14	(11)	3			3
Great Northern Way Campus Trust[8]	25	(15)	10		(52)	(42)
Heritage Realty Properties Ltd.[9]	7	(7)
SFU Community Trust	1		1		(7)	(6)
UBC Properties Investments Ltd.	10		10			10
Vancouver Island Technology Park Trust[9]	6	(5)	1		(2)	(1)
Miscellaneous	10	(10)
Sub—total	218	(99)	119	0	(97)	22
Net impact of self—supported Crown corporations and agencies	19,268	(17,262)	2,006	(950)	(2,819)	(1,763)

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority include a stub period reversal of January—March 2017 and an inclusion of the stub period of January—March 2018.

4Transportation Investment Corporation is classified as a taxpayer—supported Crown corporation effective September 1, 2017.

5Subsidiary of BC Transportation Financing Authority.

6Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation, co—owned with Columbia Power Corporation.

7Subsidiary of Real Estate Council of British Columbia.

8Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

9Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

SUCH 1 Statement of Financial Position

as at March 31, 2018

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2018	2017
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,665	629	404	1,545	4,243	3,842
Temporary investments	10	74	14	22	120	123
Accounts receivable	263	167	22	59	511	517
Inventories for resale	19	22	8	2	51	45
Due from Crown corporations, agencies and trust funds	204	20	9	9	242	192
Due from other governments	28	15	7	3	53	64
Due from self—supported Crown corporations and agencies		66	7		73	44
Equity in self—supported Crown corporations and agencies		57	9	1	67	116
Loans, advances and mortgages receivable	147	31			178	192
Other investments	(1)	2,240	97	77	2,413	2,210
Sinking fund investments		41	9		50	43
Financial assets before accounting adjustments	2,335	3,362	586	1,718	8,001	7,388
Policy accounting adjustments	(39)	(455)	(3)	29	(468)	(430)
Financial assets	2,296	2,907	583	1,747	7,533	6,958

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

SUCH 1 Statement of Financial Position

as at March 31, 2018—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2018	2017
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	955	442	148	411	1,956	1,789
Employee future benefits	1,158	179	86	214	1,637	1,663
Due to other governments	42	4	4		50	46
Due to Crown corporations, agencies and trust funds	30	6	5	1	42	21
Deferred revenue	6,658	5,800	1,209	6,003	19,670	18,645
Taxpayer—supported debt	1,763	696	108	18	2,585	2,542
Liabilities before accounting adjustments	10,606	7,127	1,560	6,647	25,940	24,706
Policy accounting adjustments	(4,501)	(2,799)	(878)	(5,555)	(13,733)	(13,212)
Liabilities	6,105	4,328	682	1,092	12,207	11,494
Net liabilities	(3,809)	(1,421)	(99)	655	(4,674)	(4,536)
Non-financial Assets
Tangible capital assets	8,046	6,402	1,391	7,744	23,583	22,515
Restricted assets	5	1,737	40	2	1,784	1,715
Prepaid program costs	233	77	7	8	325	299
Other assets	48		1	2	51	4
Non—financial assets before accounting adjustments	8,332	8,216	1,439	7,756	25,743	24,533
Policy accounting adjustments	(161)	(13)	(8)		(182)	(189)
Non—financial assets	8,171	8,203	1,431	7,756	25,561	24,344
Accumulated surplus (deficit)	4,362	6,782	1,332	8,411	20,887	19,808

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2018	2017
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	29	458	21	16	524	502
Fees and licenses	429	1,562	472	271	2,734	2,494
Contributions from the provincial government/Crown corporations and agencies	14,023	1,775	691	5,879	22,368	21,177
Miscellaneous	507	975	123	350	1,955	1,857
Investment income	13	141	12	23	189	178
Total revenue	15,001	4,911	1,319	6,539	27,770	26,208

Expense
Salaries and benefits	7,922	2,866	871	5,111	16,770	15,984
Government transfers		244	13		257	240
Operating costs	6,286	936	248	903	8,373	8,012
Interest	115	35	4	1	155	133
Amortization	556	367	90	317	1,330	1,244
Other	104	152	40	6	302	265
Total operating expense	14,983	4,600	1,266	6,338	27,187	25,878
Surplus (deficit) for the year before accounting adjustments	18	311	53	201	583	330
Policy accounting adjustments	121	159	66	150	496	424
Surplus (deficit) for the year	139	470	119	351	1,079	754

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20181

(Unaudited)

				Variance
				2017/18	2017/18
	2017/18	2017/18	2016/17	Actual	vs
	Budget	Actual	Actual	To Budget	2016/17
Consolidated Revenue Fund[2]	28,600	29,291	27,940	691	1,351
Taxpayer—Supported Crown corporations and agencies[3]	4,918	5,076	4,850	158	226
Total staff utilization	33,518	34,367	32,790	849	1,577

The table above provides a summary of full—time equivalent (FTE) employment.

1Staff utilization is the full—time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer—supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self—supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2018

(Unaudited)

	In Millions
	2018	2017
	$	$
Financial Assets
Cash and cash equivalents	448	1,298
Accounts receivable	3,941	3,544
Inventories for resale	40	38
Due from other governments	1,281	847
Due from Crown corporations and agencies	443	256
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	1,976	1,789
Other investments	345	342
Loans for purchase of assets, recoverable from agencies	30,659	33,398
	39,727	42,106
Liabilities
Accounts payable and accrued liabilities	3,879	3,574
Employee future benefits	645	326
Due to other governments	512	438
Due to Crown corporations, agencies and trust funds	3,008	2,953
Deferred revenue	1,575	1,680
Employee pension plans	119	187
Taxpayer—supported debt	40,175	38,035
Self—supported debt	20,421	23,510
	70,334	70,703
Net assets (liabilities)	(30,607)	(28,597)

Non—financial Assets
Tangible capital assets	2,874	2,688
Prepaid program costs	347	599
Other assets	52	50
	3,273	3,337
Accumulated operating result	(27,334)	(25,260)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	2018		2017
	Estimated [2]	Actual	Actual
	$	$	$
Revenue
Taxation	27,447	27,593	26,387
Contributions from the federal government	6,828	7,439	6,705
Other revenue	3,484	3,652	3,709
Dividends	2,275	2,462	2,485
Natural resources	2,261	2,513	2,563
	42,295	43,659	41,849
Expense
Health	19,773	19,706	18,693
Education	9,230	9,014	8,319
Social services	4,683	4,655	4,185
Natural resources and economic development	2,344	2,839	2,238
Interest[3]	1,197	1,189	1,123
Other	1,645	981	1,764
Transportation	817	808	792
Protection of persons and property	1,609	1,736	1,435
General government	4,643	4,805	1,115
	45,941	45,733	39,664
Operating result for the year before unusual items	(3,646)	(2,074)	2,185
Liquidation dividends			1
Operating result for the year	(3,646)	(2,074)	2,186

Accumulated operating result —beginning of year		(25,260)	(27,446)
Accumulated operating result —end of year		(27,334)	(25,260)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on September 11, 2017. It does not include other authorizations granted under statutory authority of $466 million (2017: $1,630 million).

3Interest expense does not include the following: interest of $1,221 million (2017: $1,246 million) on cost of borrowing for relending to government bodies; and interest of $38 million (2017: $47 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

General Fund

Statement of Financial Position

as at March 31, 2018

(Unaudited)

	In Millions
	2018	2017
	$	$
Financial Assets
Cash and cash equivalents	(62)	795
Accounts receivable	3,941	3,544
Inventories for resale	40	38
Due from other governments	1,281	847
Due from Crown corporations and agencies	443	256
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	1,976	1,789
Other investments	345	342
Loans for purchase of assets, recoverable from agencies	30,659	33,398
	39,217	41,603
Liabilities
Accounts payable and accrued liabilities	3,879	3,574
Employee future benefits	645	326
Due to other governments	512	438
Due to Crown corporations, agencies and trust funds	3,008	2,953
Deferred revenue	1,575	1,680
Employee pension plans	119	187
Taxpayer—supported debt	40,175	38,035
Self—supported debt	20,421	23,510
	70,334	70,703
Net assets (liabilities)	(31,117)	(29,100)

Non—financial Assets
Tangible capital assets	2,874	2,688
Prepaid program costs	347	599
Other assets	52	50
	3,273	3,337
Accumulated operating result	(27,844)	(25,763)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	2018		2017
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	27,447	27,593	26,387
Contributions from the federal government	6,828	7,439	6,705
Other revenue	3,479	3,645	3,706
Dividends	2,275	2,462	2,485
Natural resources	2,261	2,513	2,563
	42,290	43,652	41,846
Expense
Health	19,773	19,706	18,693
Education	9,230	9,014	8,319
Social services	4,683	4,655	4,185
Natural resources and economic development	2,344	2,839	2,238
Interest	1,197	1,189	1,123
Other	1,645	981	1,764
Transportation	817	808	792
Protection of persons and property	1,609	1,736	1,435
General government	4,643	4,805	1,515
	45,941	45,733	40,064
Operating result for the year before unusual items	(3,651)	(2,081)	1,782
Liquidation dividend			1
Operating result for the year	(3,651)	(2,081)	1,783

Accumulated operating result opening balance		(25,763)	(27,546)
Accumulated operating result ending balance		(27,844)	(25,763)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2018

(Unaudited)

	In Millions
	2018	2017
	$	$
Financial Assets
Cash and cash equivalents	510	503
	510	503
Liabilities
	0	0
Net assets (liabilities)	510	503

Non—financial Assets
	0	0
Accumulated operating result	510	503

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	2018		2017
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	5	7	3
Inter—fund transfer			400
	5	7	403
Expense
	0	0	0
Operating result for the year before unusual items	5	7	403
Operating result for the year	5	7	403

Accumulated operating result opening balance		503	100
Accumulated operating result ending balance		510	503

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	2018		2017
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(2,074)	2,186
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			221	214
Amortization of public debt deferred revenue and deferred charges			173	76
Concessionary loan adjustments (decreases)			(1)	(6)
(Gain) or loss on sale of tangible capital assets			(205)	(214)
Valuation adjustments			20	27
Accounts receivable (increases)			(399)	(473)
Due from other governments (increases)			(434)	(28)
Due from self—supported Crown corporations and agencies (increases) decreases			(187)	359
Accounts payable increases			305	48
Employee future benefits increases			319	10
Due to other governments increases			74	57
Due to Crown corporations, agencies and funds increases			55	597
Employee pension plan (decreases)			(68)	(59)
Items applicable to future operations increases (decreases)			71	(626)
Cash (used for) derived from operations			(2,130)	2,168

Capital Transactions
Tangible capital assets dispositions (acquisitions)	210	(430)	(220)	(62)
Cash (used for) capital	210	(430)	(220)	(62)

Investment Transactions
Loans, advances and mortgages receivable issues	214	(400)	(186)	(100)
Other investments—net increases	5	(8)	(3)	(3)
Cash (used for) investments	219	(408)	(189)	(103)
Total cash (requirements) inflows			(2,539)	2,003

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2018—Continued

(Unaudited)

	In Millions
	2018			2017
	Receipts	Disbursements	Net	Net
	$	$	$	$

Total cash (requirements) inflows carried forward from previous page			(2,539)	2,003

Financing Transactions[1]
Public debt (decreases) increases	19,950	(20,842)	(892)	780
Derived from (used for) purchase of assets, recoverable from agencies	11,559	(8,978)	2,581	(2,846)
Cash derived from (used for) financing	31,509	(29,820)	1,689	(2,066)
(Decrease) in cash and cash equivalents			(850)	(63)
Cash and cash equivalents—beginning of year			1,298	1,361
Cash and cash equivalents—end of year			448	1,298

Cash and cash equivalents are made up of:
Cash			379	1,229
Cash equivalents			69	69
			448	1,298

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	2018		2017
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue[1]
Personal income	9,053	8,923	9,704
Provincial sales	7,030	7,109	6,594
Harmonized sales	3	13	5
Corporate income	4,303	4,165	3,003
Property	2,207	2,202	2,123
Carbon	1,228	1,255	1,220
Property transfer	1,875	2,141	2,026
Tobacco	745	727	737
Fuel	505	538	502
Other	575	602	548
Commissions on collection of public funds	(66)	(70)	(66)
Valuation adjustments	(11)	(12)	(9)
Total taxation revenue	27,447	27,593	26,387
Contributions from the Federal Government
Canada health and social transfers	6,672	6,848	6,495
Other contributions	156	591	210
Total contributions from the federal government	6,828	7,439	6,705
Other Revenue
Medical Services Plan premiums	2,184	2,205	2,492
Motor vehicle licences and permits	535	557	529
Other fees and licences	443	451	406
Investment earnings	60	108	42
Miscellaneous	232	284	202
Asset dispositions	220	204	214
Commissions on collection of public funds	(8)	(8)	(8)
Valuation adjustments	(182)	(149)	(168)
Total other revenue	3,484	3,652	3,709
Dividends
Self—supported Crown corporations
British Columbia Hydro and Power Authority	159	159	259
British Columbia Liquor Distribution Branch	1,033	1,119	1,083
British Columbia Lottery Corporation	1,047	1,131	1,074
Columbia Power Corporation	36	53	69
Total dividends	2,275	2,462	2,485

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2018—Continued

(Unaudited)

	In Millions
	2018		2017
	Estimated	Actual	Actual
Natural Resource Revenue[2]
Petroleum, natural gas and minerals	886	965	1,130
Forests	870	1,044	889
Water and other	512	510	546
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(6)	(5)	(1)
Total natural resource revenue	2,261	2,513	2,563
Net Consolidated Revenue Fund Revenue	42,295	43,659	41,849

Liquidation Dividends			1

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Advanced Education, Skills and Training
Post—secondary Institutions	(128)	(93)
Ministry of Energy, Mines and Petroleum Resources
Oil and Gas Commission	(35)	(37)	(35)
Ministry of Finance
British Columbia Transit	(12)	(13)	(12)
BC Transportation Financing Authority	(467)	(469)	(462)
Cowichan Tribes	(3)	(3)	(3)
Municipalities or Eligible Entities	(56)	(65)	(54)
Rural Areas	(352)	(355)	(343)
South Coast British Columbia Transportation Authority	(386)	(362)	(385)
Ministry of Forests, Lands, Natural Resource Operations and Rural Development Habitat Conservation Trust	(7)	(6)	(7)
Total	(1,446)	(1,403)	(1,301)

1Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $91 million (2017: $96 million) and corporate income tax were $111 million (2017: $100 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $161 million (2017: $157 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $11 million (2017: $19 million).

Property tax revenue was recorded net of home owner grants of $814 million (2017: $797 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $447 million (2017: $363 million). Natural resource revenue includes mining taxes of $483 million (2017: $258 million) and logging taxes of $59 million (2017: $30 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,590 million (2017: $2,148 million), road credits of $22 million (2017: $9 million) and summer drilling credits of $3 million (2017: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	82,191		82,191	72,462
Officers of the Legislature	90,476	1,965	92,441	91,110
Office of the Premier	11,011		11,011	10,361
Advanced Education, Skills and Training	2,153,707	1,018	2,154,725	2,154,716
Agriculture	85,159	5,303	90,462	86,620
Attorney General	533,698	25,311	559,009	558,639
Children and Family Development	1,595,922		1,595,922	1,585,484
Citizens’ Services	551,062	12,997	564,059	562,951
Education	6,099,997	57,618	6,157,615	6,156,856
Energy, Mines and Petroleum Resources	97,305	7,651	104,956	101,196
Environment and Climate Change Strategy	173,087	4,723	177,810	177,243
Finance	3,826,865	241,172	4,068,037	3,947,780
Forests, Lands, Natural Resource Operations and Rural Development	1,148,637	190,100	1,338,737	1,326,876
Health	18,896,904	53,520	18,950,424	18,923,392
Indigenous Relations and Reconciliation	90,964	157,576	248,540	247,087
Jobs, Trade and Technology	120,823		120,823	118,254
Labour	11,524		11,524	10,880
Mental Health and Addictions	4,941	6,215	11,156	11,156
Municipal Affairs and Housing	689,963		689,963	687,085
Public Safety and Solicitor General	1,029,624	59,635	1,089,259	1,089,242
Social Development and Poverty Reduction	3,105,460		3,105,460	3,102,253
Tourism, Arts and Culture	138,032	38,848	176,880	176,023
Transportation and Infrastructure	843,545		843,545	843,043
Management of Public Funds and Debt	1,196,666		1,196,666	1,188,822
Contingencies (All Ministries) and New Programs[1]	600,000	(415,027)	184,973	17,468
Capital Funding	1,591,024		1,591,024	1,283,453
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	1,166,000	30,413	1,196,413	1,196,413
Auditor General for Local Government	2,594		2,594	2,211
Forest Practices Board	3,817		3,817	3,809
Total expense	45,941,000	479,038	46,420,038	45,732,885

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2018—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	41,957,011	488,210	42,445,221	41,755,485
Statutory
Various Acts	3,505,000	272,529	3,777,529	3,777,529
Special Accounts	585,172	253,085	838,257	803,886
Inter—account transfers	(106,183)	(534,786)	(640,969)	(604,015)
Total expense by appropriation 2017/18	45,941,000	479,038	46,420,038	45,732,885

Total expense by appropriation 2016/17	38,592,000	1,629,711	40,221,711	39,664,121

1Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		183,650	183,650	183,650
Legislative Assembly	3,836		3,836	2,371
Officers of the Legislature	1,150		1,150	846
Office of the Premier	1		1
Advanced Education, Skills and Training	130,428		130,428	95,449
Agriculture	540		540	523
Attorney General	8,148	2,588	10,736	7,836
Children and Family Development	4,005		4,005	3,953
Citizens’ Services	294,223		294,223	277,514
Education	924		924	345
Energy, Mines and Petroleum Resources	35,635	1,689	37,324	37,324
Environment and Climate Change Strategy	32,485	7,418	39,903	39,903
Finance	1,637,340	91,656	1,728,996	1,675,307
Forests, Lands, Natural Resource Operations and Rural Development	204,302		204,302	175,327
Health	2,566		2,566	1,058
Indigenous Relations and Reconciliation	5,341	5,319	10,660	10,660
Jobs, Trade and Technology	1		1
Labour	3		3
Mental Health and Addictions	1		1
Municipal Affairs and Housing	452		452	303
Public Safety and Solicitor General	4,903	4,710	9,613	9,613
Social Development and Poverty Reduction	4,228		4,228	91
Tourism, Arts and Culture	1		1
Transportation and Infrastructure	2,323		2,323	2,261
Contingencies (All Ministries) and New Programs	67,743	(19,966)	47,777
Total financing transaction disbursements	2,440,579	277,064	2,717,643	2,524,334

Summary of Appropriations
Loans, investments and other requirements	480,278	260,613	740,891	691,580
Revenue collected for, and transferred to, other entities	1,445,757	16,009	1,461,766	1,402,939
Capital expenditures	514,544	442	514,86	429,815
Total financing transactions by appropriation	2,440,579	277,064	2,717,643	2,524,334

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Consolidated Revenue Fund

Schedule of Write—offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education, Skills and Training		36
Ministry of Attorney General	3
Ministry of Children and Family Development	1	1
Ministry of Citizens’ Services	1
Ministry of Finance	70	3,721	1
Ministry of Forests, Lands, Natural Resource Operations and Rural Development	1
Ministry of Health	21
Ministry of Public Safety and Solicitor General	1
Ministry of Social Development and Poverty Reduction	4	8
Total 2017/18	102	3,766	1

Total 2016/17	75	70	2

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

BRITISH

COLUMBIA

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer—supported debt; and (2) self—supported debt.

Taxpayer—supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer—supported Crown corporation.

Self—supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2018 was $64,919 million, which consists of $65,371 million in the Summary Financial Statements in addition to $880 million of non—guaranteed debt and $16 million of guaranteed debt less $1,348 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Provincial Debt

as at March 31, 2018

(Unaudited)

The accumulated provincial net debt of $64,919 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2018, taxpayer—supported net debt totalled $43,607 million including debt incurred for government operating purposes ($1,156 million), educational facilities ($14,236 million), health facilities ($7,903 million), transportation infrastructure ($16,154 million), and other debt ($4,158 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2018, self—supported debt totalled $21,312 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($19,990 million), Columbia River power projects ($433 million), Columbia Power Corporation ($286 million), British Columbia Lottery Corporation ($155 million), commercial subsidiaries of certain post—secondary institutions ($418 million), and debt of other government business enterprise ($30 million).

Chart 1 — Provincial debt as at March 31, 2018

In Millions/Percent of Total

1Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Change in Provincial Debt1

(Unaudited)

Provincial debt decreased by $918 million in 2017/18 when compared to the prior year. This includes an increase in taxpayer—supported debt of $2,108 million and a decrease in self—supported debt of $3,026 million. Warehouse Program debt was zero at fiscal year—end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2018.

Taxpayer—supported Debt—Increased by $2,108 million due to an increase of $3,508 million in debt related to the Port Mann Bridge, which was reclassified from self—supported debt to taxpayer—supported debt on September 1, 2017 ($3,398 million as at March 31, 2017 and new borrowing of $110 million from April 1 to August 31, 2017), new capital financing requirements of $779 million in the education sector, $351 million in the health sector, $404 million in the transportation sector, $183 million for social housing, and $430 million for provincial government general capital. The increase was partially offset by a $3,488 million decrease to government direct operating debt, and a $59 million decrease in other debt.

Self—supported Debt—Decreased by $3,026 million due to a decrease of $3,398 million in debt related to Transportation Investment Corporation which was reclassified to taxpayer—supported debt on September 1, 2017, and a reduction of $21 million by other government business enterprises. This decrease was partially offset by new capital financing requirements of $305 million by British Columbia Hydro and Power Authority, $10 million by British Columbia Lottery Corporation, and $78 million by the commercial subsidiaries of certain post—secondary institutions.

Chart 2 — Change in provincial debt for the year ended March 31, 2018

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer—supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2018

(Unaudited)

	In Millions
	2018	2017
	$	$
(Surplus) for the year	(301)	(2,727)

Taxpayer—supported debt decreased by:
Non—cash expenses included in (surplus)	(2,387)	(1,828)
Accounts receivable, accounts payable and other working capital net changes	(947)	533
	(3,334)	(1,295)

Taxpayer—supported debt increased by:
Self—supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	(1,891)	(241)
Tangible capital asset net acquisitions	3,531	2,582
Net increases in loans, advances and investments	4,103	461
	5,743	2,802
Net increase (decrease) in taxpayer—supported debt	2,108	(1,220)
Taxpayer—supported debt—beginning of year	41,499	42,719
Taxpayer—supported debt—end of year	43,607	41,499
Self—supported debt	21,312	24,338
Total debt[1]	64,919	65,837

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2018

(Unaudited)

	In Millions
	2018	2017
	$	$
Total debt	64,919	65,837

Debt included as part of equity in self—supported Crown corporations and agencies	(880)	(818)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(16)	(17)
Sinking fund investments	1,348	1,087
Summary Financial Statements’ debt	65,371	66,089

Comprised of:
Taxpayer—supported debt	44,752	42,390
Self—supported debt	20,619	23699
Summary Financial Statements’ debt	65,371	66,089

1See Summary of Provincial Debt, page 139.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt decreased by $918 million compared to a budgeted increase of $940 million resulting in a $1,858 million improvement over budget net of the $300 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer—supported debt increased by $2,108 million compared to a budgeted increase of $3,354 million. The $1,246 million improvement over budget is due to lower than forecasted borrowing for government operating purposes ($417 million), capital financing requirements for the education sector of ($94 million), the health sector ($111 million), the transportation sector ($640 million), partially offset by higher than forecasted borrowing for other capital investments ($16 million).

Self—supported debt decreased by $3,026 million compared to a budgeted decrease of $2,714 million. The $312 million increase over budget is due to higher than forecasted borrowing for British Columbia Hydro and Power Authority ($375 million) and other government business enterprises ($25 million), partially offset by lower than forecasted borrowing for commercial subsidiaries of certain post—secondary institutions ($78 million) and by British Columbia Lottery Corporation ($10 million).

Chart 3 — Change in provincial debt1 (actual vs budget) for the year ended March 31, 2018

1The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Interprovincial Comparison of Taxpayer—supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer—supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer—supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer—supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 — Interprovincial comparison of taxpayer—supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

1Figure for Newfoundland has been restated to reflect latest Moody’s report.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2017 are 15.3%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Interprovincial Comparison of Taxpayer—supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer—supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer—supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer—supported debt service costs as a percentage of revenue of all provinces.

Chart 5 — Interprovincial comparison of taxpayer—supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2017 are 3.3%.

Moody’s definition of taxpayer—supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer—supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: http://gov.bc.ca/provincialdebt.

INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance, Province of British Columbia

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (government), which comprise the summary of provincial debt as at March 31, 2018, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2018.

Government’s Responsibility for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

MINISTER OF FINANCE

Independent Auditor’s Report

Basis for Qualified Opinion

Classification of the fiscal 2017 debt of the Transportation Investment Corporation

As at March 31, 2017 government determined the Transportation Investment Corporation to be a government business enterprise, and therefore classified the debt of the Transportation Investment Corporation as self-supported debt. Under Canadian Public Sector Accounting Standards, to be classified as a government business enterprise, an organization must be able to maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. Based on the conditions that existed as of March 31, 2017, in my opinion, the Transportation Investment Corporation did not meet this criteria and, therefore, was inappropriately classified as a government business enterprise for that year. As a result, for the year ending March 31, 2017 the material changes to the debt-related statements would be as follows:

Taxpayer-supported debt	$3,430 million increase
Self-supported debt	$3,430 million decrease
Taxpayer-supported debt to revenue (per cent)	6.9 increase
Taxpayer-supported debt per capita ($)	722 increase
Taxpayer-supported debt to GDP (per cent)	1.3 increase

This qualification of my opinion relates only to the fiscal year ending March 31, 2017.

Qualified Opinion

I report that, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary of provincial debt as at March 31, 2018, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

/s/ Carol Bellringer
Victoria, British Columbia	Carol Bellringer, FCPA, FCA
August 22, 2018	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary of Provincial Debt1

as at March 31

	In Millions
	2018	2017	2016	2015	2014
	$	$	$	$	$
Taxpayer—supported Debt
Provincial government direct operating
Provincial government operating		1,948	5,338	6,584	7,527
Provincial government general capital	1,156	2,696	2,696	2,696	2,696
	1,156	4,644	8,034	9,280	10,223
Education[2]
Schools	8,908	8,473	8,033	7,600	7,245
Post—secondary institutions	5,328	4,984	4,731	4,518	4,386
	14,236	13,457	12,764	12,118	11,631
Health facilities[2]	7,903	7,552	6,998	6,522	6,038
Highways, ferries and public transit
BC Transportation Financing Authority	10,388	9,974.	9,177	8,428.	7,912
British Columbia Transit	84	94.	106	123	143
Port Mann Bridge[3]	3,508
Public transit[2]	1,000	1,000	1,000	1,000	1,000
SkyTrain extension[2]	1,174	1,174	1,174	1,174	1,174
	16,154	12,242	11,457	10,725	10,229
Other
B.C. Pavilion Corporation	374	376	389	381	382
Provincial government general capital	2,718	2,288	1,987	1,698	1,372
Social Housing[4]	878	695	760	715	719
Other[5]	188	245	330	441	474
	4,158	3,604	3,466	3,235	2,947
Total taxpayer—supported debt	43,607	41,499	42,719	41,880	41,068

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2018	2017	2016	2015	2014
	$	$	$	$	$
Self—supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority[6]	19,990	19,685	17,929	16,544	15,559
British Columbia Lottery Corporation	155	145	150	140	155
Columbia Power Corporation	286	291	296	300
Columbia River power projects[7]	433	448	459	464	470
Post—secondary institutions’ subsidiaries[8]	418	340	310	222	198
Transportation Investment Corporation[3]		3,398	3,355	3,335	3,209
Other[9]	30	31	33	35	34
Total self—supported debt	21,312	24,338	22,532	21,040	19,625
Total provincial debt	64,919	65,837	65,251	62,920	60,693

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Beginning in 2017/18, debt related to the Port Mann Bridge has been reclassified as taxpayer—supported due to the elimination of tolls effective September 1, 2017.

4Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

5Includes debt of other taxpayer—supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

6Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($70 million).

7Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

8Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, and UBC Property Investments Ltd.

9Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, British Columbia Liquor Distribution Branch and School District 91 private company.

Summary of Provincial Debt

The debt—related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt—related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt—related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer—supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act,2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2018		2017	2016	2015	2014
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	98.6	93.7	99.3	105.9	106.7	107.8
Taxpayer—supported	87.8	82.5	81.8	91.3	94.1	96.4

Debt per Capita ($)[2]
Total provincial	13,893	13,477	13,855	13,934	13,586	13,244
Taxpayer—supported	9,332	9,053	8,733	9,122	9,043	8,962

Debt to GDP (percent)[3]
Total provincial	24.2	23.2	25.1	26.6	26.4	26.9
Taxpayer—supported	16.2	15.6	15.9	17.4	17.5	18.2

Interest Bite (cents per dollar of revenue)[4]
Total provincial	3.8	3.8	3.8	4.7	4.3	4.3
Taxpayer—supported	3.5	3.3	3.2	4.0	3.7	3.7

Interest Costs ($ millions)
Total provincial	2,600	2,608	2,521	2,879	2,525	2,444
Taxpayer—supported	1,769	1,725	1,644	1,892	1,651	1,583

Interest Rate (percent)[5]
Taxpayer—supported	4.1	4.1	3.9	4.5	4.0	4.0

Revenue Factor for Key Indicators ($ million)
Total provincial[6]	67,720	69,315	66,334	61,589	58,952	56,279
Taxpayer—supported[7]	51,066	52,866	50,726	46,805	44,514	42,611

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2018		2017	2016	2015	2014
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total provincial	66,777	64,919	65,837	65,251	62,920	60,693
Taxpayer—supported[8]	44,853	43,607	41,499	42,719	41,880	41,068

Provincial GDP ($ millions)[9]	276,168	279,370	261,808	244,990	238,726	225,794

Population (thousands at July 1)[10]	4,806	4,817	4,752	4,683	4,631	4,583

1Figures for prior years have been restated to conform with the presentation used for 2017/18 and to include the effects of changes in underlying data and statistics.

2The ratio of debt to population (e.g., debt at March 31, 2018 divided by population at July 1, 2017).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2018 divided by 2017 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2017 is used for the fiscal year ended March 31, 2018). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in February 2018 has been used for the fiscal year ended March 31, 2018 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g. population at July 1, 2017 is used for the fiscal year ended March 31, 2018). Preliminary population figures are presented as published for the year noted.

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2018

	2018	2018	2017
	Target	Actual	Actual

Provincial credit rating[1]	Aaa	Aaa	Aaa
Taxpayer—supported debt to GDP ratio[2]	16.2%	15.6%	15.9%
Taxpayer—supported debt service costs as a percentage of revenue[2]	3.5%	3.3%	3.2%

1Performance target presented in the Ministry of Finance 2018/19—2020/21 Service Plan, actuals as per Moody’s Investors Services Inc.

2These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer—supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i)    Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line—by—line basis. Inter—entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line—by—line basis.

(ii)    Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self—supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self—supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i)    Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii)    Net debt—gross debt less sinking fund investments.

(iii)     Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i)    Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii)    Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non—discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i)    is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii)    has been delegated the financial and operational authority to carry on a business;

(iii)     sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv)      can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i)    the partners cooperate toward achieving significant, clearly defined common goals;

(ii)    the partners make a financial investment in the government partnership;

(iii)     the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i)  receive any goods or services directly in return;

(ii)  expect to be repaid in the future; nor

(iii)  expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non—financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self—supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self—supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i)    Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii)    Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Definitions—Continued

(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self—supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2017/18

Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BCT	British Columbia Transit

BTAA	Budget Transparency and Accountability Act

CPA	Chartered Professional Accountant

CRF	Consolidated Revenue Fund

FAA	Financial Administration Act

FRAS	Financial Reporting and Advisory Services

FTE	Full—time equivalent

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

GRE	Government reporting entity

MLA	Members of the Legislative Assembly

Moody’s	Moody’s Investors Service

OAG	Office of the Auditor General

OCG	Office of the Comptroller General

OCI	Other comprehensive income

PSAB	Public Sector Accounting Board

PSAS	Public Sector Accounting Standards

SCBCTA	South Coast British Columbia Transportation Authority

SUCH	School districts, universities, colleges, institutes and health organizations

UBC	The University of British Columbia